UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒                            Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-12

AGL RESOURCES INC.

(Name of Registrant as Specified in Its Charter)

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☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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(2)	Form, Schedule or Registration Statement No.:

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(4)	Date Filed:

JOHN W. SOMERHALDER II

Chairman, President and Chief Executive Officer

March 17, 2015

To Our Shareholders:

On behalf of the board of directors, I am pleased to invite you to attend AGL Resources’ 2015 annual meeting of shareholders to be held on Tuesday, April 28, 2015, at our corporate headquarters at Ten Peachtree Place, Atlanta, Georgia. The meeting will start at 10:00 a.m., Eastern time. A map with directions is included in the attached proxy statement. Please note that you will need to present an admission ticket and picture identification in order to attend the meeting in person. Please see page 6 of the attached proxy statement for more information about attending the meeting in person. The matters to be acted upon at the meeting are described in the Notice of Annual Meeting of Shareholders and Proxy Statement. During the annual meeting of shareholders, we will discuss our efforts and achievements in 2014. We will update shareholders on our business plans for 2015. Our directors, officers and other employees will be available to answer any questions you may have.

Your vote is very important to us. Regardless of the number of shares you own, please vote. You may vote by telephone (using the toll-free number on your proxy or vote instruction card), internet (using the address provided on your proxy or vote instruction card), or paper proxy or vote instruction card. Please see page 2 of the attached proxy statement or your enclosed proxy or vote instruction card for more detailed information about the various options for voting your shares.

Thank you for your ongoing ownership and support. We hope to see you at our annual meeting.

Sincerely,

John W. Somerhalder II

Ten Peachtree Place

Atlanta, Georgia 30309

NOTICE OF 2015 ANNUAL MEETING OF SHAREHOLDERS

Time and Date:	10:00 a.m., Eastern time, Tuesday, April 28, 2015

Place:	Ten Peachtree Place, Atlanta, Georgia

Items of Business:

—     Elect fifteen directors to serve until the 2016 annual meeting;

—     Ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2015;

—     Approve a non-binding resolution to approve the compensation of our named executive officers;

—     Approve an amendment to the Company’s amended and restated articles of incorporation to provide holders of at least 25% of the voting power of all outstanding shares entitled to vote the right to call a special meeting of shareholders;

—     Consider and act upon the shareholder proposal regarding an independent chairman policy as described in this proxy statement, if properly presented at the annual meeting;

—     Consider and act upon the shareholder proposal regarding the adoption of quantitative goals for reducing greenhouse gas emissions and report on plans to achieve such goals as described in this proxy statement, if properly presented at the annual meeting; and

—     Transact such other business as may properly come before the annual meeting or any adjournments.

Who May Vote:	You may vote if you owned shares of our common stock at the close of business on February 17, 2015 (the record date).

Proxy Voting:	Your vote is important. Please vote in one of these ways:

—     use the toll-free telephone number shown on the enclosed proxy or vote instruction card;

—     visit the website listed on your proxy or vote instruction card; or

—     mark, sign, date and promptly return the enclosed proxy or vote instruction card in the enclosed postage-paid envelope.

Proxy Statement:	A copy of our proxy statement for the annual meeting, which contains information that is relevant to the proposals to be voted on at the annual meeting, is attached.

Annual Report:	A copy of our 2014 annual report, which contains financial and other information about our business, is enclosed.

Date of Availability:	On or about March 17, 2015, we will mail to certain shareholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy statement and 2014 annual report and how to vote online. All other shareholders will receive the proxy statement and annual report by mail.

By Order of the Board of Directors,

Myra C. Bierria Corporate Secretary

Page
About the Annual Meeting	1
Corporate Governance	8
Board of Directors	8
Director Independence	8
Policy on Related Person Transactions	8
Board Leadership Structure	9
The Board’s Role in Risk Oversight	10
Committees of the Board	12
Board and Committee Meetings	16
Executive Sessions without Management	16
Communications with Directors	17
Ethics and Compliance Program	17
Security Ownership of Certain Beneficial Owners and Management	18
Director Compensation	21
PROPOSAL 1—ELECTION OF DIRECTORS	24
General	24
Audit Committee Report	33
PROPOSAL 2—RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2015	34
Compensation Committee Report	36
Compensation Committee Interlocks and Insider Participation	36
Compensation Discussion and Analysis	37
Executive Compensation	60
Compensation Paid to Named Executive Officers	60
Grants of Plan-Based Awards	61
Outstanding Equity Awards at Fiscal Year End	62
Option Exercises and Stock Vested	64
Pension Benefits	64
Nonqualified Deferred Compensation	66
Potential Payments upon Termination or Change in Control	67
Equity Compensation Plan Information	76
PROPOSAL 3—ADVISORY VOTE ON EXECUTIVE COMPENSATION	78
PROPOSAL 4—APPROVAL OF AN AMENDMENT TO THE COMPANY’S AMENDED AND RESTATED ARTICLES OF INCORPORATION TO PROVIDE HOLDERS OF AT LEAST 25% OF THE VOTING POWER OF ALL OUTSTANDING SHARES ENTITLED TO VOTE THE RIGHT TO CALL A SPECIAL MEETING OF SHAREHOLDERS	79
PROPOSAL 5—SHAREHOLDER PROPOSAL: INDEPENDENT CHAIRMAN POLICY	81
PROPOSAL 6—SHAREHOLDER PROPOSAL: GOALS FOR REDUCING GREENHOUSE GAS EMISSIONS	84
Certain Relationships and Related Transactions	87
Section 16(a) Beneficial Ownership Reporting Compliance	88
General Information	89

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

SHAREHOLDER MEETING TO BE HELD ON APRIL 28, 2015:

A copy of our combined 2014 annual report and Form 10-K for 2014 is being made available with this proxy statement. You may receive a stand-alone copy of our 2014

Form 10-K free of charge upon written request directed to:

AGL Resources Inc.

Attention: Investor Relations

P.O. Box 4569, Location 1071

Atlanta, Georgia 30302-4569

Our proxy statement and our 2014 annual report and Form 10-K may be accessed at

www.proxyvote.com

and our website at www.aglresources.com

PROXY STATEMENT

ABOUT THE ANNUAL MEETING

Who is soliciting my proxy?

The board of directors of AGL Resources is providing you these proxy materials in connection with the solicitation of proxies to be voted at our 2015 annual meeting of shareholders and at any postponement or adjournment of the annual meeting. The proxies will be voted in accordance with your instructions by John W. Somerhalder II, our chairman, president and chief executive officer; Paul R. Shlanta, our executive vice president, general counsel and chief ethics and compliance officer; and Andrew W. Evans, our executive vice president and chief financial officer, or any of them. If your shares are held in our AGL Resources Inc. Retirement Savings Plus Plan (the “Retirement Savings Plus Plan” or the “AGL 401(k) Plan”) or Nicor Gas Thrift Plan, your proxy will be voted by Merrill Lynch Bank and Trust Co., FSB, which is the trustee for these plans. The trustee of the AGL 401(k) Plan will vote your shares in accordance with your instructions and if you fail to provide voting instructions, the trustee will vote your shares in accordance with the discretionary instructions of the Administrative Committee of the 401(k) plans. It is expected that the Administrative Committee will instruct the trustee of the AGL 401(k) Plan to vote your shares in accordance with your telephone, internet or written proxy vote, or if you do not vote, “FOR” all nominees listed in proposal 1, “FOR” proposals 2, 3 and 4, and “AGAINST” proposals 5 and 6, and as instructed by the Administrative Committee on any other proposals that may properly come before the meeting. The trustee of the Nicor Gas Thrift Plan will vote your shares in accordance with your instructions, and if you fail to give the trustee proper instructions, it will vote your shares in the same proportion that other participants in the plan have voted their shares.

Why did I receive a Notice of Internet Availability of Proxy Materials (Notice) in the mail instead of a printed set of proxy materials?

Pursuant to the rules of the Securities and Exchange Commission (“SEC”), we are permitted to furnish our proxy materials over the internet to our shareholders by delivering a Notice in the mail. We are sending the Notice to certain record and beneficial shareholders. These shareholders have the ability to access the proxy materials, including our proxy statement and annual report, at www.proxyvote.com or to request a printed or email set of the proxy materials. Instructions on how to access the proxy materials over the internet or to receive a printed set may be found in the Notice. Shareholders who receive a printed set of proxy materials will not receive the Notice, but may still access our proxy materials over the internet at www.proxyvote.com.

When will Proxy Materials be provided to shareholders?

A Notice of Internet Availability of Proxy Materials or this Proxy Statement is first being mailed to shareholders on or about March 17, 2015.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on April 28, 2015.

The proxy statement and annual report are available at www.proxyvote.com

What will I be voting on?

You will be voting on:

•	Proposal 1—the election of 15 directors to serve until the 2016 annual meeting;

•	Proposal 2—the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2015;

•

Proposal 3—the approval of a non-binding resolution to approve the compensation of our Named Executive Officers, as described in the Compensation Discussion and Analysis section, the tabular disclosure regarding such compensation, and the accompanying narrative disclosure, set forth in this proxy statement;

•

Proposal 4— the approval of an amendment to the Company’s amended and restated articles of incorporation to provide holders of at least 25% of the voting power of all outstanding shares entitled to vote the right to call a special meeting of shareholders;

•	Proposal 5—the consideration of the shareholder proposal regarding an independent chairman policy as described in this proxy statement, if properly presented at the annual meeting;

•

Proposal 6—the consideration of the shareholder proposal regarding the adoption of quantitative goals for reducing greenhouse gas emissions and report on plans to achieve such goals as described in this proxy statement, if properly presented at the annual meeting; and

•	such other business as may properly come before the annual meeting or any adjournments.

How does the board recommend I vote on the proposals?

The board of directors recommends you vote “FOR” all nominees listed in proposal 1, “FOR” each of proposals 2, 3 and 4, and “AGAINST” each of proposals 5 and 6.

How do I vote?

Most of our shareholders have three options for submitting their votes;

•	By telephone,

•	Via the internet, or

•	By mail.

If your AGL Resources shares are held in your name on the records maintained by Wells Fargo Bank, N.A., our transfer agent (meaning you are a “shareholder of record”), please follow the instructions on your proxy card.

If your AGL Resources shares are held through a brokerage firm or bank (that is, in “street name”), your ability to vote by telephone or over the internet depends on the voting process of your brokerage firm or bank. Please follow the directions on your vote instruction card.

Regardless of whether your AGL Resources shares are held by you as a record shareholder or in street name, you may attend the meeting and vote your shares in person. Please note that if your shares are held in street name and you want to vote in person, you must bring evidence of your stock ownership, such as a proxy obtained from your street name nominee (particularly if you want to vote your shares at the annual meeting) or your most recent brokerage account statement (in which case you will not be able to vote your shares at the meeting), together with valid picture identification.

Even if you plan to attend the meeting, we encourage you to vote your shares by telephone, internet or mail to simplify the voting process at the meeting.

How do I vote if my shares are held in one of the 401(k) plans?

If your AGL Resources shares are held in one of the 401(k) plans, only the plan trustee can vote your plan shares even if you attend the annual meeting in person. The plan trustee will vote your shares in accordance with your telephone, internet or written proxy vote. Please follow the instructions on your proxy card.

May I revoke my proxy?

Yes. You may revoke your proxy or vote instructions at any time before the annual meeting by voting again by telephone or via the internet or by timely signing and returning another proxy or vote instruction card with a later date. Additionally, if you are a shareholder of record or if you are a street name holder who has obtained a vote instruction card from your street name nominee, and you decide to attend the meeting and vote in person, you may request that any proxy or vote instruction card that you previously submitted not be used.

What if I don’t specify my choices when returning my proxy or vote instruction card?

If you return a signed and dated proxy or vote instruction card without indicating your vote, your shares will be voted “FOR” all nominees listed in proposal 1, “FOR” each of proposals 2, 3 and 4, and “AGAINST” each of proposals 5 and 6 and in the discretion of the proxies on any other matter that may properly come before the meeting.

If you hold AGL Resources shares through one of our 401(k) plans and you return the proxy card but do not properly sign or date it or specify how you want your plan shares voted, it is expected that (i) in the case of the AGL 401(k) Plan, the plan trustee, upon instruction from the Administrative Committee of the AGL 401(k) Plan, will vote your plan shares “FOR” all nominees listed in proposal 1, “FOR” each of proposals 2, 3 and 4, and “AGAINST” each of proposals 5 and 6, and as instructed by the Administrative Committee on any other proposals that may properly come before the meeting and (ii) in the case of the Nicor Gas Thrift Plan, the plan trustee will vote your plan shares in the same proportion that other participants in the plan have voted their shares.

May my shares be voted if I don’t submit a proxy or voting instructions?

If your AGL Resources shares are registered in your name on the books kept by our transfer agent and you do not return a signed proxy and do not vote by telephone or via the internet or in person at the meeting, your shares will not be voted.

If your AGL Resources shares are held in street name and you do not submit any voting instructions, your brokerage firm or bank may or may not vote your shares with regard to each of the six proposals, depending on stock exchange rules. If your AGL Resources shares are held through one of the 401(k) plans and you do not return the proxy card for those plan shares and do not vote by telephone or the internet or in person, it is expected that, in the case of the AGL 401(k) Plan, the plan trustee, upon instruction from the Administrative Committee, will vote your shares “FOR” all nominees listed in proposal 1, “FOR” each of proposals 2, 3 and 4, and “AGAINST” each of proposals 5 and 6, and as instructed by the Administrative Committee on any other proposals that may properly come before the meeting. In the case of the Nicor Gas Thrift Plan, the plan trustee will vote your shares in the same proportion that other participants in the plan have voted their shares.

How many shares may I vote?

As of February 17, 2015, the record date for voting at the annual meeting, 119,792,280 shares of common stock of AGL Resources were outstanding and entitled to be voted at the annual meeting. You are entitled to one vote for each share of AGL Resources common stock you owned on the record date.

Is there a list of shareholders entitled to notice of the annual meeting?

A list of shareholders entitled to notice of the annual meeting will be available at the annual meeting for inspection by any shareholder. A list of shareholders will also be available for inspection by any shareholder during ordinary business hours at our principal place of business at Ten Peachtree Place, Atlanta, Georgia.

How many votes must be present to hold the annual meeting?

A majority of the 119,792,280 shares of AGL Resources’ common stock outstanding on the record date and eligible to be voted, must be present, either in person or represented by proxy, to conduct the annual meeting.

How many votes are needed to approve each of the proposals?

The following are the vote requirements for each of the proposals:

•

Election of 15 directors: In uncontested elections, a director must receive the vote of at least the majority of votes cast with respect to his or her election in order to be elected. Each of the 15 director nominees for whom the votes cast “FOR” election exceed 50% of the number of votes cast with respect to that director’s election will be elected as a director.

•

Ratification of the appointment of PricewaterhouseCoopers LLP: Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm requires the votes cast “FOR” to exceed the votes cast “AGAINST.”

•	Advisory Vote on Executive Compensation: Adoption of the non-binding resolution to approve executive compensation requires the votes cast “FOR” to exceed the votes cast “AGAINST.”
•

Approval of the amendment to the Company’s amended and restated articles of incorporation: Approval of the amendment to the Company’s amended and restated articles of incorporation requires the affirmative vote of the majority of shares entitled to vote on the proposal.

•	Shareholder Proposal regarding an Independent Chairman Policy: Adoption of this shareholder proposal requires the votes cast “FOR” to exceed the votes cast “AGAINST.”

•	Shareholder Proposal regarding Goals for Reducing Greenhouse Gas Emissions: Adoption of this shareholder proposal requires the votes cast “FOR” to exceed the votes cast “AGAINST.”

What happens if a director nominee fails to receive a majority of the votes cast in his or her election?

As described under the caption, “Proposal 1—Election of Directors—General—Vote Requirements for Election,” our bylaws provide that a director nominee in an uncontested election must receive the affirmative vote of at least the majority of votes cast in order to be elected. If the votes cast “FOR” the director’s election do not exceed 50% of the number of votes cast with respect to that director’s election, the director must promptly tender his or her resignation to the board of directors following certification of the shareholder vote. The Nominating, Governance and Corporate Responsibility Committee must then recommend to the board of directors whether to accept or reject the tendered resignation or whether to take other action. The board must then act on the tendered resignation and publicly disclose its decision and the rationale behind the decision within 90 days after the certification of the election results.

What if I vote against electing directors?

In voting for the election of directors, a vote “against” one or more director nominees will be counted for quorum purposes. Such a vote also will be counted for purposes of determining whether a director nominee received the affirmative vote of at least the majority of votes cast in order to be elected. Please see “What happens if a director nominee fails to receive a majority of the votes cast in his or her election?” above.

How will abstentions and broker non-votes be treated?

Abstentions and broker non-votes will be treated as shares present and entitled to vote for quorum purposes. Abstentions and broker non-votes will not be treated as “votes cast” and consequently they will not affect the outcome of the vote on the election of directors or the determination of whether a director nominee has received the affirmative vote of the majority of votes cast (Proposal 1), the proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm (Proposal 2), the proposal to adopt the non-binding resolution to approve the compensation of our named executive officers (Proposal 3), or the shareholder proposals described in this proxy statement (Proposal 5 and Proposal 6). Abstentions or a failure to vote will have the same effect as a vote “AGAINST” the proposal to approve an amendment to the Company’s amended and restated articles of incorporation (Proposal 4).

“Broker non-votes” occur on a matter up for vote when a broker, bank or other holder of shares you own in “street name” is not permitted to vote on that particular matter without instructions from you, you do not give such instructions and the broker or other nominee indicates on its proxy card, or otherwise notifies us, that it does not have authority to vote its shares on that matter.

Whether a broker has authority to vote its shares on uninstructed matters is determined by stock exchange rules.

Could other matters be decided at the annual meeting?

We do not know of any other matters that will be considered at the annual meeting. If a matter that is not listed on the proxy or vote instruction card is properly brought before the annual meeting in accordance with Section 1.2 of our bylaws, the persons named as proxies will vote in accordance with their judgment of what is in the best interest of the Company, based on the discretionary voting authority conferred on them by the proxy and vote instruction cards.

Who will count the votes?

Representatives of Broadridge Financial Solutions, Inc. will count the votes and act as inspector of elections.

Where and when will I be able to find the voting results?

We will post the voting results on our website at www.aglresources.com within four business days after the annual meeting. You also will find the results in a Current Report on Form 8-K, which we expect to file with the SEC within four business days following the annual meeting.

What does it mean if I receive more than one proxy card?

It means that you have multiple accounts with brokerage firms, banks and/or our transfer agent. Please vote all of these shares. We recommend that you contact your broker, bank and/or our transfer agent to consolidate as many accounts as possible under the same name and address. All communications concerning accounts for shares registered in your name on the books kept by our transfer agent, including address changes, name changes, inquiries to transfer shares and similar issues, may be handled by making a toll-free call to Wells Fargo Shareowner Services at (800) 468-9716.

What do I need to bring with me if I want to attend the annual meeting?

The annual meeting is open to all holders of our common stock. To attend the annual meeting, you will need to bring an admission ticket and valid picture identification. If your shares are registered in your name on the books kept by our transfer agent or your shares are held in one of the 401(k) plans, your admission ticket is part of your proxy card or may be printed from the internet when you vote online.

If your shares are held in street name by your brokerage firm or bank, you will need to bring evidence of your stock ownership, such as a proxy obtained from your street name nominee (particularly if you want to vote your shares at the annual meeting) or your most recent brokerage account statement (in which case you will not be able to vote your shares at the annual meeting), together with valid picture identification. You also may request that we send you an admission ticket. If you do not have either an admission ticket or proof that you own our common stock, together with valid picture identification, you may not be admitted to the meeting.

What happens if the annual meeting is postponed or adjourned?

Your proxy will still be valid and may be voted at a postponed or adjourned meeting, unless the board of directors fixes a new record date for the postponed or adjourned meeting, which the board is required to do if the postponement or adjournment is for more than 120 days. If the meeting is postponed or adjourned, you will still be able to change or revoke your proxy until it is voted.

When are shareholder proposals for the 2016 annual meeting due?

Our bylaws require shareholders to give us advance notice of any shareholder nominations of directors and of any other matters shareholders wish to present for action at an annual meeting of shareholders. The required notice must be given within a prescribed time frame, which is calculated by reference to the date that the proxy statement was released to shareholders in connection with our most recent annual meeting. Accordingly, with respect to our 2016 annual meeting of shareholders, our bylaws require notice to be provided to our Corporate Secretary at AGL Resources Inc., P.O. Box 4569, Location 1466, Atlanta, Georgia 30302-4569 no later than November 18, 2015. However, if the 2016 annual meeting of shareholders is held on a date more than 30 days from the date contemplated at the time of this proxy statement, our bylaws require notice to be provided to our Corporate Secretary at the address above not fewer than the later of (i) 150 days prior to the date of the 2016 annual meeting of shareholders or (ii) the date which is ten days after the date of the first public announcement or other notification to shareholders of the date of the 2016 annual meeting of shareholders.

If you are interested in submitting a proposal for inclusion in our proxy statement for the 2016 annual meeting of shareholders, you need to follow the procedures outlined in the SEC’s Rule 14a-8. To be eligible for inclusion, your shareholder proposal intended for inclusion in the proxy statement for the 2016 annual meeting of shareholders must be received no later than November 18, 2015, by our Corporate Secretary at the address above.

This deadline does not apply to questions a shareholder may wish to ask at the annual meeting.

Who pays the costs associated with this proxy solicitation?

AGL Resources pays the expenses of soliciting proxies. We have hired Alliance Advisors LLC to assist in the solicitation of proxies. Alliance Advisors LLC may solicit proxies in person or by telephone, facsimile or electronic transmission. We will pay Alliance Advisors

LLC approximately $11,500 plus customary costs and expenses for these services. Additionally, proxies may be solicited on our behalf by directors, officers and employees, in person or by telephone, facsimile or electronic transmission. Directors, officers and employees will not be paid additional fees for those services.

CORPORATE GOVERNANCE

Board of Directors

Our business affairs are managed under the direction of the board of directors in accordance with the Georgia Business Corporation Code, our amended and restated articles of incorporation and our bylaws. The role of the board of directors is to govern our affairs for the benefit of our shareholders and other constituencies, which include our employees, customers, suppliers, creditors and the communities in which we do business. The board strives to ensure the success and continuity of our business through the appointment of qualified executive management, overseen by the board.

Director Independence

Pursuant to New York Stock Exchange listing standards, our board of directors has adopted a formal set of categorical Standards for Determining Director Independence (the “Standards”). In accordance with these Standards, a director must be determined to have no material relationship with the Company other than as a director in order to be considered an independent director. The Standards specify the criteria by which the independence of our directors will be determined, including strict guidelines for directors and their immediate family members with respect to past employment or affiliation with the Company or its independent registered public accounting firm. The Standards also set forth independence criteria applicable to members of the Audit Committee, the Compensation Committee and the Nominating, Governance and Corporate Responsibility Committee of the board of directors. These Standards are available on our website at www.aglresources.com.

In accordance with these Standards, the board undertook in February 2015 an annual review of director independence. Based on this review, the board has affirmatively determined that, as to each current non-employee director, no material relationship exists that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each current non-employee director qualifies as “independent” in accordance with the Standards and the independence standards of the New York Stock Exchange.

John W. Somerhalder II, our chairman, president and chief executive officer, is not independent because of his employment by the Company. Mr. Somerhalder will not participate in any action of the board related to his compensation or any other matters requiring action by only non-employee directors.

In making these independence determinations, the board considered that in the ordinary course of business, transactions may occur between the Company and its subsidiaries and companies at which some of our directors are or have been directors, officers or employees. The board also considered that the Company and its subsidiaries may make charitable contributions to not-for-profit organizations where our directors or their immediate family members serve or are executive officers.

Policy on Related Person Transactions

The board of directors recognizes that related person transactions present a heightened risk of conflicts of interest and, therefore, has adopted a written policy with respect to related person transactions. For the purpose of the policy, “Related Persons” include (a) each executive officer as defined under Section 16 of the Securities Exchange Act of 1934, as amended, or the “Exchange Act,” (b) each executive and senior vice president of AGL Resources, (c) each nominee for or member of the board of directors, (d) each holder of more than 5% of our common stock, or a “Significant Shareholder,” and (e) any immediate family member, as defined under the Exchange Act, of the persons listed in (a) through (d) above. A “Related Person Transaction” is a transaction between us and any Related Person, other than (1) transactions available to all employees or customers generally; (2) transactions involving less than $120,000 when aggregated with all similar transactions since January 1, 2014; (3) transactions excluded from disclosure in paragraphs four through seven of the instructions to Item 404(a) of Regulation S-K under the Exchange Act; and (4) charitable contributions by the Company to a charitable organization with which a Related Person’s only relationship is as an employee (other than an executive officer), if the aggregate amount involved does not exceed the greater of $1,000,000 or 2% of the charitable organization’s annual receipts for the preceding fiscal year.

Under the policy, when management becomes aware of a Related Person Transaction involving a dollar amount that is less than two percent of either the Company’s consolidated gross revenues or the consolidated gross revenues of the Related Person, or any affiliate of such Related Person, for the prior fiscal year, management reports the transaction to the Chairman of the Nominating, Governance and Corporate Responsibility Committee. When management becomes aware of a Related Person Transaction involving a dollar amount that is equal to or exceeds two percent of either the Company’s consolidated gross revenues or the consolidated gross revenues of the Related Person, or any affiliate of such Related Person, for the prior fiscal year, management reports the transaction to the Nominating, Governance and Corporate Responsibility Committee and requests approval or ratification of the transaction.

Transactions requiring approval or ratification must be approved by a majority of the disinterested members of the Nominating,

Governance and Corporate Responsibility Committee. The Chairman will report to the full Nominating, Governance and Corporate Responsibility Committee at its next regularly scheduled committee meeting any Related Person Transactions that are presented to him or her. The Nominating, Governance and Corporate Responsibility Committee will report to the full board all Related Person Transactions presented to it.

Board Leadership Structure

Our Company is led by Mr. John Somerhalder, who has served as our president and chief executive officer since March 2006 and our chairman, president and chief executive officer since October 2007. In 2014, our board of directors consisted of Mr. Somerhalder and 14 independent directors. Each of the standing committees of our board of directors is chaired by an independent director and each of our Audit, Compensation and Nominating, Governance and Corporate Responsibility committees is comprised entirely of independent directors.

Under our Guidelines on Significant Corporate Governance Issues, or our Corporate Governance Guidelines, a copy of which is available on our website at www.aglresources.com, if the chairman of the board of directors is an executive officer or employee of the Company, then the board of directors shall appoint, from among the independent directors, a lead director. Mr. Arthur E. Johnson currently serves as our Lead Director.

The board of directors appoints the Lead Director for a term ending on the earlier of (a) three years from the date of appointment or (b) the last day of the individual’s service on the board of directors. The Lead Director: (a) serves as chairman of the Executive Committee of the board of directors; (b) presides at the executive sessions of non-management directors; (c) collaborates with our chairman, president and chief executive officer, our general counsel and our corporate secretary on setting the annual calendar and agendas for all regular meetings of the board and its standing committees; (d) maintains close contact with the chairperson of each standing committee; (e) oversees the Company’s policy on communications between shareholders or other interested parties and non-management directors; and (f) in conjunction with the chairperson of the Compensation Committee, communicates the results of the annual evaluation of the chief executive officer to the chief executive officer on behalf of the board of directors.

We have determined that our current board leadership structure is appropriate and helps ensure both effective and efficient governance for the Company, for a number of reasons, the most significant of which are the following:

•

A combined chairman and chief executive officer role allows for more productive meetings. The chief executive officer is the individual selected by the board of directors to manage the Company on a day to day basis, and his direct involvement in the Company’s operations makes him best positioned to lead productive board strategic planning sessions and determine the time allocated to each agenda item in discussions of the Company’s short- and long-term objectives.

•

Our board structure provides strong oversight by independent directors and in addition a majority of our operations are subject to extensive regulation. In fact, our chief executive officer is the only one of our current 15 directors who is not independent. Our Lead Director’s responsibilities include leading executive sessions of the board of directors during which our independent directors meet without management. These executive sessions allow the board of directors to review key decisions and discuss matters in a manner that is independent of the chief executive officer, and where necessary, critical of the chief executive officer and senior management. In addition, each of our board’s standing committees is chaired by an independent director.

•

Recognizing there may be a circumstance where a shareholder or other interested party’s interest should be represented independent of management, a key responsibility of the Lead Director is to receive, review and, where necessary, act upon direct communications from shareholders and other interested parties.

If you wish to communicate directly with (i) the board of directors generally, (ii) the presiding director of executive sessions of non-management directors (our Lead Director), or (iii) non-management directors as a group, you should contact the Company’s Ethics and Compliance Helpline at (800) 350-1014 or at www.mycompliancereport.com using the access ID, “AGL.” Calls to the helpline and reports made via the website, if you choose, can be made anonymously.

The Board’s Role in Risk Oversight

The board oversees the Company’s risk assessment and risk management processes. It does so in part through the committees of the board. Our Audit Committee has the responsibility to review with management the Company’s (i) policies governing the process by which risk assessment and risk management are undertaken; and (ii) major financial risk exposures and the steps management has taken to monitor and control such exposures. Our Finance and Risk Management Committee has the responsibility to (i) review with management the steps taken by management to ensure compliance with the Company’s risk management policies and procedures relating to interest rate risk, currency risk, credit risk, commodity risk and derivatives related to any of the foregoing; (ii) review steps taken by management to establish and monitor trading and risk management systems and controls at the Company’s asset management and optimization businesses and to ensure compliance at such businesses with risk management policies and procedures applicable to such businesses; and (iii) review management’s assessment of controls and procedures associated with such businesses’ management of transactions with affiliates and any reporting obligations to state or federal regulatory authorities. Our chief risk officer provides a quarterly report to the Finance and Risk Management Committee and meets in executive sessions with the Finance and Risk Management Committee at each regularly scheduled meeting. Each of the other committees of the board of directors has principal responsibility for reviewing and discussing with management those risk exposures: (i) specified in their charters or (ii) identified from time to time by the committees themselves or by the Audit Committee.

In addition, the board authorized the formation of the Company’s Risk Management Committee (RMC), a committee of certain members of senior management. The RMC is responsible for establishing specific risk management policies and monitoring compliance with, and adherence to, the terms of these policies. Members of the RMC are members of senior management who monitor natural gas price risk positions and other types of risk, corporate exposures, credit exposures and overall results of our risk management activities. The RMC is chaired by the Company’s chief risk officer, who is responsible for ensuring that appropriate reporting mechanisms exist for the RMC to perform its monitoring functions.

The Company conducts an annual enterprise risk assessment, overseen by a sub-committee of the RMC. The purpose of the assessment includes identifying and rating the management of all of the Company’s significant risk exposures. The RMC uses the results of this assessment to prioritize the goals of the Company’s risk management program and monitor the Company’s major risks. Management reports to the board of directors any new risks identified since the previous year’s assessment.

Committees of the Board

The board of directors has established five standing committees to assist it in discharging its duties. Actions taken by any committee of the board are reported to the board, usually at the board meeting next following a committee meeting. Each standing committee has adopted a written charter, which is available on our website at www.aglresources.com and is available upon request to our Corporate Secretary at AGL Resources Inc., P.O. Box 4569, Location 1466, Atlanta, Georgia 30302-4569. The committees of the board and their members at December 31, 2014 are as shown in the following table.

Members of the Board’s Committees

	Audit	Compensation	Executive	Finance and Risk Management	Nominating, Governance and Corporate Responsibility
Sandra N. Bane	Ö	Ö
Thomas D. Bell, Jr.		Ö		Ö
Norman R. Bobins	Ö	Ö
Charles R. Crisp		Ö		Ö
Brenda J. Gaines	Ö				Ö
Arthur E. Johnson**			Ö*	Ö	Ö
Wyck A. Knox, Jr.	Ö				Ö
Dennis M. Love	Ö		Ö		Ö*
Dean R. O’Hare	Ö				Ö
Armando J. Olivera		Ö		Ö
John E. Rau			Ö	Ö	Ö
James A. Rubright		Ö	Ö	Ö*
John W. Somerhalder II			Ö	Ö
Bettina M. Whyte		Ö*	Ö	Ö
Henry C. Wolf	Ö*	Ö	Ö

*	Denotes committee chair.
**	Denotes Lead Director.

Audit Committee

The Audit Committee met 12 times during 2014. All members of the Audit Committee are independent, non-employee directors, as defined under the listing standards of the New York Stock Exchange and our Standards. The Audit Committee’s primary function is to assist the board of directors in fulfilling its oversight responsibilities. Among other things, the Audit Committee reviews (1) the integrity of our financial statements, including our internal control over financial reporting, (2) our compliance with legal and regulatory requirements, (3) the independent registered public accounting firm’s qualifications and independence, (4) the performance of our internal audit function, and (5) the performance of the independent registered public accounting firm. Our chief financial officer, chief ethics and compliance officer, chief audit executive, chief accounting officer and representatives of our independent registered public accounting firm each provide a quarterly report to and meet in separate executive sessions with the Audit Committee each quarter.

The board of directors has determined that all members of the Audit Committee satisfy the enhanced independence standards applicable to all members of the Audit Committee under the independence requirements of the SEC, the New York Stock Exchange and the Company’s Standards for Determining Director Independence. The board also has determined that all members of the Audit Committee meet the financial literacy requirements of the New York Stock Exchange listing standards. The board has further determined that Henry C. Wolf, the Audit Committee Chair, is an “audit committee financial expert” within the meaning of SEC regulations. Information regarding Mr. Wolf’s qualification as an “audit committee financial expert” is included in his biographical information under the caption, “Proposal 1—Election of Directors.”

Additional information regarding the Audit Committee and its functions and responsibilities is included in this proxy statement under the captions “Audit Committee Report” and “Proposal 2—Ratification of the Appointment of PricewaterhouseCoopers LLP as our Independent Registered Public Accounting Firm for 2015.”

Compensation Committee

The Compensation Committee met six times during 2014. All members of the Compensation Committee are independent, non-employee directors, as defined under the listing standards of the New York Stock Exchange and our Standards for Determining Director Independence. Among other things, the Compensation Committee assists the board of directors in its efforts to achieve its goal of maximizing the long-term total return to shareholders by establishing policies by which officers, directors and employees are to be compensated in accordance with the board’s compensation philosophy and objectives and by overseeing management succession and executive development processes.

The board of directors delegated to the Compensation Committee the following areas of responsibility that are more fully described in the Compensation Committee’s charter: (1) evaluation of the chief executive officer, (2) succession and development planning for executive officers, (3) compensation of non-employee members of the board of directors, (4) compensation of the executive officers, including salary, short- and long-term incentives, and employment or severance arrangements, (5) establishment of performance objectives for executive officers under the Company’s short- and long-term incentive compensation plans and determination of the attainment of such performance objectives, and (6) oversight of benefit plans and administration of long-term incentive plans.

The Compensation Committee has delegated to our chief executive officer the authority to grant equity awards to employees of the Company solely in connection with non-annual grants to employees other than executive officers. The Compensation Committee has established narrowly defined, pre-approved parameters regarding the terms and conditions of grants under the delegated authority, including the eligible employee groups, the maximum number of shares subject to the delegation, the determination of the exercise price and other terms and conditions of the awards. In January 2014, the Compensation Committee adopted a policy on granting equity compensation awards that provides additional terms and conditions for making grants. See “Compensation Discussion and Analysis—Other Policies Governing our Executive Compensation Program—Grants of Long-Term Incentive Awards” for more detail concerning our grant policy.

Our chief executive officer, based on the performance evaluations of the other executive officers, recommends to the Compensation Committee compensation for those executive officers. The executive officers, including our chief executive officer, also provide recommendations to the Compensation Committee from time to time related to compensation philosophy, program design, compliance, performance measures and competitive strategy.

The Compensation Committee’s charter provides that the Compensation Committee, in its sole discretion, has the authority to retain compensation consultants. Accordingly, Frederic W. Cook & Co., Inc. (“F.W. Cook”), was retained directly by the Compensation Committee to assist it in 2014. F.W. Cook’s role is to provide expertise and data as needed by the Compensation Committee pertaining to all aspects of executive and director compensation, including but not limited to advice and counsel as to the amount and form of executive and director compensation, and to advise the Compensation Committee on emerging trends, best practices and regulatory practices.

The Compensation Committee evaluated the independence of F.W. Cook in light of new SEC rules and New York Stock Exchange listing standards, which require consideration of the following factors:

•	whether any other services are provided to the Company by the consultant;

•	the fees paid by the Company as a percentage of the consulting firm’s total revenue;

•	the policies or procedures maintained by the consulting firm that are designed to prevent a conflict of interest;

•	any business or personal relationships between the individual consultants involved in the engagement and a member of the Compensation Committee;

•	any company stock owned by the individual consultants involved in the engagement; and
•	any business or personal relationships between our executive officers and the consulting firm or the individual consultants involved in the engagement.

The Compensation Committee discussed these considerations and concluded that the engagement of F.W. Cook and the services provided to the Compensation Committee by F.W. Cook did not raise any conflict of interest.

Executive Committee

The Executive Committee met two times during 2014. The Executive Committee may meet during intervals between board meetings and has the same authority as the full board of directors, subject to limitations imposed by law or our bylaws.

Finance and Risk Management Committee

The Finance and Risk Management Committee met five times during 2014. The Finance and Risk Management Committee’s primary function is to assist the board of directors in fulfilling its oversight responsibilities. Among other things, the Finance and Risk Management Committee oversees (1) the management of our balance sheet including leverage, liquidity, funding sources and related matters, (2) the annual capital budget and certain capital projects, (3) management’s assessments, actions, processes and procedures concerning our exposure to risks identified in the Finance and Risk Management Committee’s charter, and (4) any other matters that the board may delegate to the Finance and Risk Management Committee from time to time. Our chief risk officer provides a quarterly report to and meets in executive session with the Finance and Risk Management Committee at each regularly scheduled meeting.

Nominating, Governance and Corporate Responsibility Committee

The Nominating, Governance and Corporate Responsibility Committee met five times during 2014. All members of the Nominating, Governance and Corporate Responsibility Committee are independent, non-employee directors, as defined under the listing standards of the New York Stock Exchange and our Standards for Determining Director Independence. The Nominating, Governance and Corporate Responsibility Committee’s primary responsibilities include (1) identifying individuals qualified to serve on the board of directors and recommending director nominees for selection by the full board of directors or shareholders, (2) evaluating, formulating and recommending to the board of directors corporate governance policies, and (3) overseeing the Company’s position on corporate, social and environmental responsibilities.

Nomination of Director Candidates. The board of directors is responsible for recommending director candidates for election by the shareholders and for electing directors to fill vacancies or newly created directorships. The board of directors has delegated the screening and evaluation process for director candidates to the Nominating, Governance and Corporate Responsibility Committee, which identifies, evaluates and recruits highly qualified director candidates and recommends them to the board of directors. Potential candidates for director may come to the attention of the Nominating, Governance and Corporate Responsibility Committee through current directors, management, professional search firms, shareholders or other persons.

If the Nominating, Governance and Corporate Responsibility Committee has either identified a prospective nominee or determined that an additional or replacement director is required, the Nominating, Governance and Corporate Responsibility Committee may take such measures that it considers appropriate in connection with its evaluation of a director candidate, including candidate interviews, engagement of an outside firm to gather additional information and inquiry of persons with knowledge of the candidate’s qualifications and character. In its evaluation of director candidates, including the members of the board of directors eligible for reelection, the Nominating, Governance and Corporate Responsibility Committee considers the current size and composition of the board of directors and the needs of the board of directors and the respective committees of the board in view of the criteria for directors described in our Corporate Governance Guidelines, a copy of which is available on our website at www.aglresources.com.

The Nominating, Governance and Corporate Responsibility Committee will consider director nominees proposed by shareholders. A shareholder may recommend a person for nomination for election to our board of directors by writing to our Corporate Secretary at AGL Resources Inc., P.O. Box 4569, Location 1466, Atlanta, Georgia 30302-4569. Pursuant to our Corporate Governance Guidelines, each submission must include:

•	A brief biographical description of the candidate, including background and experience;

•	The candidate’s name, age, business address, and residence address;

•	The candidate’s principal occupation;

•	The following information about the shareholder making the recommendation:

•	the name and record address of such shareholder;

•	the number of shares of our common stock owned beneficially or of record by such shareholder;

•	a description of all arrangements or undertakings between such shareholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nominations are to be made by such shareholder; and

•	The written consent of the candidate to being named as a nominee and to serve as a director if elected.

A shareholder’s recommendation for a candidate for nomination to be elected at the next annual meeting of shareholders must be received by our Corporate Secretary no later than 45 days prior to the end of the year preceding such annual meeting of shareholders. The Nominating, Governance and Corporate Responsibility Committee will evaluate these recommendations in the same manner as it evaluates all other nominees, using the criteria described in our Corporate Governance Guidelines.

The Nominating, Governance and Corporate Responsibility Committee periodically engages a third party search firm to identify possible director candidates for the Nominating, Governance and Corporate Responsibility Committee’s consideration based on skills and characteristics identified by the Nominating, Governance and Corporate Responsibility Committee and in light of gaps in board composition that the Nominating, Governance and Corporate Responsibility Committee may identify from time to time as the issues facing the board evolve. Such skills and characteristics desirable in the context of the then current make-up of the board of directors may include diversity, age, business or professional background, financial literacy and expertise, availability, commitment, independence and other relevant criteria.

Practices for Considering Diversity. The charter of the Nominating, Governance and Corporate Responsibility Committee provides that it shall review, at least annually, the appropriate skills and characteristics of members of the board of directors in the context of the then current make-up of the board. This assessment includes the following factors: geographic representation (representative of our service territories); diversity of professional skills and experience; diversity of age, gender and race; energy industry experience; community relations within our service territories; and other criteria that the Nominating, Governance and Corporate Responsibility Committee or the full board determines to be relevant. It is the practice of the Nominating, Governance and Corporate Responsibility Committee to consider these factors when screening and evaluating candidates for nomination to the board of directors.

Board and Committee Meetings

Members of the board are kept informed through reports routinely presented at board and committee meetings by our chief executive officer and other company leaders and through other means. During 2014, the board of directors held eight meetings. Each director attended 75% or more of the aggregate of all meetings of the board and each committee on which he or she served.

Executive Sessions without Management

To promote open discussion among the non-management directors, the board of directors schedules regular executive sessions in which the non-management directors meet without management’s participation. Such sessions are scheduled to occur at every regularly scheduled board meeting. The presiding director at such executive sessions is the Lead Director and Chairman of the Executive Committee of the board of directors. During 2014, the board met in executive session five times.

Communications with Directors

Shareholders and other interested parties may communicate with our board of directors or, alternatively, with the presiding director of executive sessions of our non-management directors or with the non-management directors as a group via our Ethics and Compliance Helpline at (800) 350-1014 or at www.mycompliancereport.com. A copy of our Procedures for Communicating with the Board of Directors of AGL Resources Inc. is available on our website at www.aglresources.com and is available in print to any shareholder who requests it from our Corporate Secretary at AGL Resources Inc., P.O. Box 4569, Location 1466, Atlanta, Georgia 30302-4569.

Ethics and Compliance Program

The board of directors is responsible for overseeing management’s implementation of the Company’s ethics and compliance program to ensure that our business is conducted in a consistently legal and ethical manner. As part of the ethics and compliance program, our Company has established, and the board of directors has approved, our Code of Conduct and Ethics. Our Code of Conduct and Ethics governs the way we treat our customers and co-workers, guides our community interactions, and strengthens our commitment to excellence and integrity. The Code of Conduct and Ethics covers a wide range of professional conduct, including environmental, health and safety standards, employment policies, conflicts of interest, accuracy of records, fair dealing, insider trading and strict adherence to all laws and regulations applicable to the conduct of our business. Under the Code of Conduct and Ethics, employees are required to conduct the Company’s activities in an ethical and lawful manner and all employees are expected to report any situation where they believe our internal policies or external laws are being violated. Our Code of Conduct and Ethics applies to our directors, officers and all of our employees.

In addition, the board of directors has adopted a Code of Ethics for the Chief Executive Officer and the Senior Financial Officers, or our Officers Code of Ethics, designed to deter wrongdoing and promote the following: honest and ethical conduct; full, fair, accurate, timely and understandable disclosure in documents filed with or submitted to the SEC; compliance with applicable governmental laws, rules and regulations; prompt internal reporting of violations of the Officers Code of Ethics; and accountability for adherence to the Officers Code of Ethics.

Any waiver of the Code of Conduct and Ethics or Officers Code of Ethics for an executive officer or, where applicable, for a member of the board of directors, requires the approval of the board of directors or a duly authorized committee of the board and will be promptly disclosed on our website at www.aglresources.com. No waivers have been granted under the codes.

The board of directors also has adopted Guidelines on Significant Corporate Governance Issues, or our Corporate Governance Guidelines, that set forth guidelines for the operation of the board of directors and its committees. The board periodically reviews our governance practices and procedures, evaluating them against corporate governance best practices.

Our Code of Conduct and Ethics, our Officers Code of Ethics and our Corporate Governance Guidelines are available on our website at www.aglresources.com. They also are available to any shareholder upon request to our Corporate Secretary at AGL Resources Inc. at P.O. Box 4569, Location 1466, Atlanta, Georgia 30302-4569.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Directors and Executive Officers

The following table presents the number of shares of AGL Resources common stock beneficially owned by each director, each named executive officer and by all executive officers and directors as a group as of December 31, 2014, based on information furnished by them to us. Our named executive officers are those individuals named in the Summary Compensation Table under the caption “Executive Compensation.”

Beneficial ownership as reported in the table below has been determined in accordance with SEC regulations and includes shares of common stock which may be acquired within

60 days after December 31, 2014, upon the exercise of outstanding stock options but excludes shares and share equivalents held under deferral plans which are disclosed in a separate column. Unless otherwise indicated, all directors and executive officers have sole voting and investment power with respect to the shares shown. As of December 31, 2014, no individual director or named executive officer beneficially owned 1% or more of our common stock. Our executive officers and directors as a group beneficially owned approximately 1% of our common stock.

Name	Shares of Common Stock Beneficially Owned
	Owned Shares	Option Shares(1)	Shares and Share Equivalents Held Under Deferral Plans(2)	Total
Sandra N. Bane	3,410	0	14,621	18,031
Thomas D. Bell, Jr.	30,465	0	0	30,465
Norman R. Bobins(3)	10,494	0	0	10,494
Charles R. Crisp	14,668	0	14,056	28,724
Brenda J. Gaines	10,082	0	0	10,082
Arthur E. Johnson	4,338	0	48,161	52,499
Wyck A. Knox, Jr.	12,122	0	46,400	58,522
Dennis M. Love	36,600	0	40,630	77,230
Dean R. O’Hare	20,501	0	897	21,398
Armando J. Olivera	1,875	0	11,889	13,764
John E. Rau(4)	20,840	0	0	20,840
James A. Rubright	19,469	0	25,272	44,741
John W. Somerhalder II(5)	143,909	384,400	45,218	573,527
Bettina M. Whyte	14,506	0	17,991	32,497
Henry C. Wolf	30,863	0	12,823	43,686
Andrew W. Evans	66,738	0	0	66,738
Henry P. Linginfelter	78,901	0	43	78,944
Paul R. Shlanta	32,391	20,540	0	52,931
Peter I. Tumminello	39,471	12,870	0	52,341
All executive officers and directors as a group (20 persons)(6)	626,071	417,810	278,001	1,321,882

(1)	Reflects the shares that may be acquired upon exercise of stock options granted under the AGL Resources Inc. Omnibus Performance Incentive Plan, as Amended and Restated (which we refer to as the OPIP), the Long-Term Incentive Plan (1999) (which we refer to as the Long-Term Incentive Plan) and which was the predecessor plan to the OPIP, or under the Officer Incentive Plan.

(2)	Represents shares of common stock, common stock equivalents and accrued dividend credits held for non-employee directors under the 1998 Common Stock Equivalent Plan for Non-Employee Directors, which we refer to as the Common Stock Equivalent Plan, and, for the named executive officers, under the Nonqualified Savings Plan. The common stock equivalents track the performance of AGL Resources common stock and are payable in cash. The shares and share equivalents may not be voted or transferred by the participants.

(3)	Includes 502 shares held in a trust for which Mr. Bobins has sole voting and investment power with respect to the shares.

(4)	Includes 4,610 shares held in a trust for which Mr. Rau has sole voting and investment power with respect to the shares.

(5)	Includes 69,711 shares held in a trust for which Mr. Somerhalder has sole voting and investment power with respect to the shares.

(6)	Includes 34,428 shares for which a member of the group who is not a named executive officer has shared voting and investment power.

Owners of More Than 5% of AGL Resources Common Stock

We are aware of the following shareholders who beneficially own more than 5% of AGL Resources common stock.

Name and Address of Beneficial Owner	Shares of Common Stock Beneficially Owned		Percent of Class
BlackRock, Inc. 55 East 52nd Street New York, NY 10022	9,515,698	(1)	8.0%

The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355	9,551,741	(2)	8.0%

(1)	Based on the Schedule 13G/A filed with the SEC on January 23, 2015, in which BlackRock, Inc. reported that it holds all of its shares as a parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G) of the Exchange Act and has sole voting power with respect to 8,714,732 of its shares and sole dispositive power with respect to all of its shares.

(2)

Based on the Schedule 13G/A filed with the SEC on February 11, 2015, in which The Vanguard Group, Inc. (“Vanguard”) reported that it holds all of its shares as an investment advisor in accordance with Rule 13d-1(b)(1)(ii)(E) of the Exchange Act and has sole voting power of 177,858 of the total shares, sole dispositive power of 9,392,033 of the total shares and shared dispositive power of 159,708 of the total shares.

Based on the Schedule 13G/A, (i) Vanguard Fiduciary Trust Company (“VFTC”), a wholly-owned subsidiary of Vanguard, is the beneficial owner of 159,708 shares or 0.13% of the common stock outstanding of the Company as a result of its serving as investment manager of collective trust accounts, and as such, VFTC directs the voting of these 159,708 shares; and (ii) Vanguard Investments Australia, Ltd. (“VIA”), a wholly-owned subsidiary of Vanguard, is the beneficial owner of 18,150 shares or 0.01% of the common stock outstanding of the Company as a result of its serving as investment manager of Australian investment offerings, and as such, VIA directs the voting of these 18,150 shares.

DIRECTOR COMPENSATION

General

A director who is an employee of the Company receives no additional compensation for his or her services as a director. A director who is not an employee (a non-employee director) receives compensation for his or her services as described in the following paragraphs. All directors are reimbursed for reasonable expenses incurred in connection with attendance at board and committee meetings.

Annual Retainer

Each non-employee director receives an annual retainer for service as a director on the first day of each annual service term. The amount and form of the annual retainer are fixed from time to time by resolution of the board. For 2014, the annual retainer was $190,000, of which $95,000, or the Cash Portion, was payable in cash and $95,000, or the Equity Portion, was payable in shares of our common stock on the first day of the annual service term. Alternatively, a director may choose to receive his or her entire retainer (including the Cash Portion) in shares of our common stock, or to defer the retainer under the Common Stock Equivalent Plan.

Amounts deferred under the Common Stock Equivalent Plan are invested in common stock equivalents that track the performance of our common stock and are credited with equivalents to dividend payments that are made on our common stock. Common stock equivalents may not be voted or transferred. At the end of a participating non-employee director’s board service, he or she receives a cash distribution based on the then-current market value of his or her common stock equivalents and dividend equivalents.

Non-employee directors do not receive additional compensation for attending board or committee meetings.

Committee Chair and Lead Director Retainer

Committee chairs receive an additional annual retainer on the first day of each annual service term. For 2014, the additional annual retainer for each committee chair was $15,000 and the additional annual retainer for the Lead Director was $25,000. The committee chair and Lead Director retainers were payable, at the election of each director, in cash or shares of our common stock, or they were deferred under the Common Stock Equivalent Plan.

2014 Non-Employee Director Compensation Paid

The following table summarizes compensation earned and paid to or deferred by each non-employee director for service as a director during 2014.

2014 Non-Employee Director Compensation

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	All Other Compensation ($)	Total ($)
Sandra N. Bane	95,000	95,000	—	190,000
Thomas D. Bell, Jr.	95,000	95,028	—	190,028
Norman R. Bobins	95,000	95,028	—	190,028
Charles R. Crisp	95,000	95,028	—	190,028
Brenda J. Gaines	95,000	95,028	—	190,028
Arthur E. Johnson	135,000	95,000	—	230,000
Wyck A. Knox, Jr.	95,000	95,000	—	190,000
Dennis M. Love	0	205,015	—	205,015
Charles H. McTier	220,979	0	—	220,979
Dean R. O’Hare	95,000	95,028	—	190,028
Armando J. Olivera	71,250	95,000	—	166,250
John E. Rau	0	190,003	—	190,003
James A. Rubright	110,000	95,028	—	205,028
Bettina M. Whyte	90,000	115,000	—	205,000
Henry C. Wolf	5,000	200,015	—	205,015

(1)	The following table presents the grant date fair value for each stock award, which includes shares of our common stock and common stock equivalents, made to each non-employee director during 2014.

Name	Type of Stock Award	Total Grant Date Fair Value ($)
Sandra N. Bane	Common Stock Equivalent	95,000
Thomas D. Bell, Jr.	Common Stock	95,028
Norman R. Bobins	Common Stock	95,028
Charles R. Crisp	Common Stock	95,028
Brenda J. Gaines	Common Stock	95,028
Arthur E. Johnson	Common Stock Equivalent	95,000
Wyck A. Knox, Jr.	Common Stock Equivalent	95,000
Dennis M. Love	Common Stock	200,015
Charles H. McTier	N/A	0
Dean R. O’Hare	Common Stock	95,028
Armando J. Olivera	Common Stock Equivalent	95,000
John E. Rau	Common Stock	190,003
James A. Rubright	Common Stock	95,028
Bettina M. Whyte	Common Stock Equivalent	115,000
Henry C. Wolf	Common Stock	200,015

(2)	The aggregate number of stock awards, which includes shares of our common stock and common stock equivalents, for each of the non-employee directors outstanding at December 31, 2014, was as follows:

Name	Shares Outstanding (#)	Common Stock Equivalents Outstanding (#)(a)	Total Stock Awards Outstanding (#)(a)
Sandra N. Bane	3,410	14,621	18,031
Thomas D. Bell, Jr.	30,465	0	30,465
Norman R. Bobins	10,494	0	10,494
Charles R. Crisp	14,668	14,056	28,724
Brenda J. Gaines	10,082	0	10,082
Arthur E. Johnson	4,338	48,161	52,499
Wyck A. Knox, Jr.	12,122	46,400	58,522
Dennis M. Love	36,600	40,630	77,230
Charles H. McTier	2,428	15,311	17,739
Dean R. O’Hare	20,501	897	21,398
Armando J. Olivera	1,875	11,889	13,764
John E. Rau	20,840	0	20,840
James A. Rubright	19,469	25,272	44,741
Bettina M. Whyte	14,506	17,991	32,497
Henry C. Wolf	30,863	12,823	43,686

(a)	Includes dividend equivalents.

Share Ownership and Holding Period Requirements for Non-Employee Directors

In order to serve on our board, directors are required to own shares of our common stock. Our share ownership guidelines for non-employee directors require that non-employee directors own shares of our common stock having a value of at least $475,000, which represents five times the value of the Equity Portion of the annual retainer. Each director has five years from the date of his or her initial election to meet the share ownership requirement. Common stock equivalents and shares issuable upon the exercise of vested stock options are included in the determination of the ownership guideline amount. We believe that the equity component of non-employee director compensation serves to further align the interests of the non-employee directors with the interests of our shareholders.

Under the terms of the Amended and Restated 2006 Non-Employee Directors Equity Compensation Plan (the “2006 Directors Plan”), non-employee directors are required to hold shares awarded under such plan until the earlier of (i) five years from the date of the initial stock award or subsequent stock grant; (ii) termination of the non-employee director’s service; or (iii) a change in control of the Company. Shares subject to the holding period include all shares issued in connection with the initial stock award under the plan and all shares issued under the plan in payment of all or part of a director’s annual retainer.

PROPOSAL 1—ELECTION OF DIRECTORS

GENERAL

The board of directors presently consists of 15 members, 14 of whom are non-employee directors. At the 2015 annual meeting, all 15 of the current directors will stand for re-election.

Vote Requirements for Election

Our bylaws provide that, in uncontested elections, a director must receive at least the majority of votes cast by shareholders with respect to his or her election at a meeting at which a quorum is present in order to be elected. Thus, each director nominee for whom the votes cast “FOR” election exceed 50% of the number of votes cast with respect to that director’s election will be re-elected as a director. If any director nominee in an uncontested election does not receive the affirmative vote of a majority of the votes cast (including votes to withhold authority) with respect to that director’s election, that director must promptly tender his or her resignation to the board following certification of the shareholder vote. The requirement that a director tender his or her resignation if he or she does not receive a majority of the votes cast does not apply in the case of a contested election where the number of nominees exceeds the number of directors to be elected.

Following such a tender of resignation, the Nominating, Governance and Corporate Responsibility Committee, excluding any director tendering his or her resignation if he or she is a member of the Nominating, Governance and Corporate Responsibility Committee, will make a recommendation to the board as to whether to accept or reject the resignation or whether other action should be taken. The board will then act on the Nominating, Governance and Corporate Responsibility Committee’s recommendation and publicly disclose its decision and rationale within 90 days after the date of the certification of the election results. The director who tenders his or her resignation will not participate in the board’s decision. If the director’s resignation is not accepted by the board, the director shall continue to serve until his or her successor is duly elected or until his or her earlier death, resignation or removal. If the director’s resignation is accepted by the board of directors, any resulting vacancy may be filled as provided in the bylaws or the board of directors may decrease the size of the board.

If a majority of the Nominating, Governance and Corporate Responsibility Committee does not receive a majority of the votes cast in their respective elections, then the independent members of the board who did not fail to receive a majority of the votes cast will appoint a committee from among themselves to consider the resignation offers and recommend to the board whether to accept them. If the only directors who did not fail to receive a majority of the votes cast constitute three or fewer directors, all directors may participate in the action regarding whether to accept the resignation offers.

Board Member and Nominee Qualifications

The experience, qualifications, attributes and skills that our board of directors considered in concluding that each of the current members of the board of directors and each of the nominees for election at the 2015 annual meeting should serve as a director include: (1) geographic representation (representative of our service territories); (2) diversity of professional skills and experience; (3) diversity of age, gender and race; (4) energy industry experience; and (5) community relations within our service territories.

When an incumbent director is up for re-election, the Nominating, Governance and Corporate Responsibility Committee reviews the performance, skills and characteristics of such incumbent director before making a determination to recommend that the full board nominate him or her for re-election.

A description of the specific experience, qualifications, attributes and skills that led our board of directors to conclude that each of the continuing members of the board of directors and each of the nominees should serve as a director follows the biographical information of each director and nominee below.

The board of directors, based on the recommendation of its Nominating, Governance and Corporate Responsibility Committee, has nominated Sandra N. Bane, Thomas D. Bell, Jr., Norman R. Bobins, Charles R. Crisp, Brenda J. Gaines, Arthur E. Johnson, Wyck A. Knox, Jr., Dennis M. Love,

Dean R. O’Hare, Armando J. Olivera, John E. Rau, James A. Rubright, John W. Somerhalder II, Bettina M. Whyte and Henry C. Wolf for election as directors at the annual meeting. All of the nominees are current directors of the Company. If elected, each of the nominees will hold office for a one-year term expiring at the annual meeting of shareholders in 2016. Each of the nominees has agreed to serve as a director if elected by the shareholders.

If any nominee becomes unable to stand for election, the board may:

•

designate a substitute nominee, in which case the proxies and the trustee of the AGL 401(k) Plan, as applicable, will vote all valid proxies for the election of the substitute nominee named by the board;

•	allow the vacancy to remain open until a suitable candidate is identified; or

•	reduce the authorized number of directors accordingly.

Nominees For Election

Sandra N. Bane, former audit partner with KPMG LLP from 1985 until her retirement in 1998; head of the Western Region’s Merchandising practice at
KPMG LLP and partner in charge of the region’s Human Resources department for two years; accountant with increasing responsibilities at
KPMG LLP from 1975 until 1996; currently a director of Big 5 Sporting
Goods Corporation and Transamerica Asset Management Group, a mutual fund company; and formerly a director of PETCO Animal Supplies, Inc.
Ms. Bane, 62, has been a director of AGL Resources since February 2008.

Ms. Bane brings many years of experience as an audit partner at KPMG with extensive financial accounting knowledge that is critical to our board of directors. Ms. Bane’s experience with accounting principles, financial reporting rules and regulations, evaluating financial results and generally overseeing the financial reporting process of large public companies from an independent auditor’s perspective and as a board member and audit committee member of other public companies makes her an invaluable asset to our board of directors.

Thomas D. Bell, Jr., Chairman of Mesa Capital Partners, LLC, a real estate investment firm, since 2011; former Chairman of SecurAmerica LLC, a provider of premium contract security services, from January 2010 to
September 2012; former Chairman and Chief Executive Officer of Cousins
Properties Incorporated, a fully integrated real estate investment trust, from
December 2006 until July 2009; President and Chief Executive Officer of
Cousins Properties Incorporated from January 2002 until December 2006;
real estate consultant to Credit Suisse First Boston from August 2001 until
January 2002; special limited partner at Forstmann Little from January 2001 until July 2001; Chairman and Chief Executive Officer of Young & Rubicam,
Inc. from January 2000 until November 2000; President and Chief Operating
Officer of Young & Rubicam, Inc. from September 1999 until January 2000;
Chairman and Chief Executive Officer of Young & Rubicam Advertising from
March 1998 until August 1999; currently a director of Regal Entertainment
Group, Norfolk Southern Corporation and the US Chamber of Commerce; and
formerly a director of Cousins Properties Incorporated, Credit Suisse First
Boston, Credit Suisse Group and Lincoln Financial Group. Mr. Bell, 65, has
been a director of AGL Resources since July 2004. Mr. Bell previously served as a director of AGL Resources from July 2003 until April 2004.

Mr. Bell’s extensive experience as a chief executive officer and chief operating officer of public companies demonstrates his leadership capability and business acumen. His experience with complex financial and operational issues in the real estate industry along with his service on the board of directors of a variety of public companies, including such companies’ audit and compensation committees, brings valuable financial, operational and strategic expertise to our board of directors.

Norman R. Bobins, Chief Executive of Norman Bobins Consulting LLC, an
independent consulting firm, since 2008; Chairman of The PrivateBank—
Chicago since 2008; President and Chief Executive Officer of ABN AMRO
North America from 2006 to 2007; Senior Executive Vice President of ABN
AMRO Bank N.V. from 2002 to 2007; President and Chief Executive Officer of
LaSalle Bank Corporation from 2003 to 2007; Chairman, President and Chief
Executive Officer of LaSalle Bank from 2000 to 2007; President of LaSalle
Bank Midwest from 2005 to 2007; currently a director of AAR Corp., Aviv
Reit, Inc. and PrivateBancorp, Inc.; and formerly a director of SIMS Metal
Management. Mr. Bobins, age 72, has been a director of AGL Resources since December 2011 and was a director of Nicor Inc. from 2007 to 2011.

Mr. Bobins has held several senior executive positions at various banking institutions, including LaSalle Bank Corporation, which was one of the largest bank holding companies in the Midwest, and where Mr. Bobins served as chairman, chief executive officer and president. Mr. Bobins’ extensive knowledge of and experience in banking and finance and his prominent position in the Midwestern business community qualify him to serve on our board of directors. We also benefit from Mr. Bobins’ extensive experience in leadership roles with numerous business, civic and philanthropic organizations in the Chicago area, which helps provide our Company with important business insights and access to other business leaders.

Charles R. Crisp, former President and Chief Executive Officer of Coral
Energy, LLC, a subsidiary of Shell Oil Company, which provided energy-
related products and services associated with wholesale natural gas and power, from 1999 until his retirement in October 2000; President and
Chief Operating Officer of Coral Energy, LLC from 1998 until 1999; joined
Houston Industries in 1996 and served as President of its domestic power generation group until 1998; served as President, Chief Operating Officer and a director of Tejas Gas Corporation from 1988 until 1996; joined
Houston Pipe Line Co. in 1985 where he served as a Vice President,
Executive Vice President and President until 1988; served as Executive
Vice President of Perry Gas Companies Inc. from 1982 until 1985; began his career in the energy industry in 1969 with Conoco Inc. where he held various engineering, operations and management positions from 1969 until 1982; and currently a director of EOG Resources Inc.,
IntercontinentalExchange, Inc. (“ICE”) and Targa Resources Corp.
Mr. Crisp, 67, has been a director of AGL Resources since April 2003.

Mr. Crisp’s extensive energy experience is critical to our board of directors.
Mr. Crisp’s vast understanding of many aspects of our industry and his experience serving on the board of directors of three other public companies in the energy industry are invaluable. In addition, Mr. Crisp’s leadership and business experience and deep knowledge of various sectors of the energy industry provide our board of directors with crucial insight.

Brenda J. Gaines, former Chief Executive Officer of Diners Club North
America, a division of Citigroup, a charge and credit card services company, from 2002 until her retirement in 2004; President of Diners Club
North America from 1999 to 2004; Executive Vice President-Corporate
Card Sales of Diners Club North America from 1994 to 1999; currently a director of Federal National Mortgage Association (Fannie Mae) and Tenet
Healthcare Corporation; and formerly a director of CNA Financial
Corporation and Office Depot, Inc. Ms. Gaines, 65, has been a director of
AGL Resources since December 2011 and was a director of Nicor Inc.
from 2006 to 2011.

Ms. Gaines has more than 25 years of experience working in the corporate and government arenas. She served as the deputy chief of staff and commissioner of housing for the City of Chicago. She has substantial training in corporate governance and has served as a speaker and panel member in various Risk Metrics certified courses on corporate governance, particularly those focusing on audit committees. As senior vice president, president and chief executive officer of Diners Club North
America, Ms. Gaines led the activities for the North American franchise of the $29 billion Diners Club International network.

Ms. Gaines’ business leadership skills, marketing knowledge, experience in government service and on the boards of directors of other companies qualify Ms. Gaines to serve on our board of directors. In addition,
Ms. Gaines’ corporate governance training and experience provides our board of directors with valuable insight and expertise.

Arthur E. Johnson, Lead Director of our board of directors since April
2009; former Senior Vice President, Corporate Strategic Development, of
Lockheed Martin Corporation, an advanced technology company engaged in research, design, development, manufacture and integration of advanced technology systems, from 2001 until his retirement in March
2009; Vice President, Corporate Strategic Development, of Lockheed
Martin Corporation from 1999 until 2001; President and Chief Operating
Officer of Lockheed Martin Corporation Information and Services Sector
from 1997 until 1999; President of Lockheed Martin Corporation Systems
Integration Group from April 1996 until August 1997; President of Loral
Corporation Federal Systems Group from 1994 until 1996; currently a director of Booz Allen Hamilton Inc., Eaton Corporation plc and an
independent trustee of Fidelity Investments Fixed Income and Asset
Allocation Funds; and formerly a director of Delta Air Lines Inc. and IKON
Office Solutions Corporation. Mr. Johnson, 68, has been a director of AGL
Resources since February 2002.

Mr. Johnson brings many years of experience in senior management with significant responsibilities in the areas of large company management and operations, business strategy development and strategic partnerships, which provide valuable insight to our board of directors. As we continue to evaluate growth opportunities, Mr. Johnson’s strategic planning insights have proven to be significantly beneficial to our board of directors. He also possesses extensive experience in the area of information services and technology that is extremely valuable to our board of directors. In addition,
Mr. Johnson’s service on the board of directors of other public companies brings valuable experience and insight to our board of directors.

Wyck A. Knox, Jr., retired partner in, and former Chairman of the Executive
Committee (for four years) of, the law firm of Kilpatrick Stockton LLP, now
Kilpatrick Townsend & Stockton, LLP, or a predecessor firm, from 1976 until his retirement in 2007; and Chairman and Chief Executive Officer of
Knox Rivers Construction Company from 1976 until 1995. Mr. Knox, 74, has been a director of AGL Resources since November 1998.

With over 47 years of legal experience and deep-rooted affiliations with a diverse array of business, political and philanthropic organizations in
Georgia, Mr. Knox brings immense insight to the board of directors from the perspective of one of our largest service territories.

Dennis M. Love, Chairman of the Board and Chief Executive Officer of
Printpack Inc., which manufactures flexible and rigid packaging materials used primarily for consumer products, since 1987; currently a director of
Oxford Industries, Inc.; and formerly a director of Caraustar Industries, Inc.
Mr. Love, 59 has been a director of AGL Resources since October 1999.

Mr. Love’s more than 25 years of experience as a chief executive officer brings key senior management and operational experience to our board of directors. Mr. Love’s successful management and growth of his family-
owned business to include international operations demonstrate his business strategy and acumen. His service on the nominating, compensation and governance committee of the board of directors of
Oxford Industries also provides valuable insight on public company governance and compensation practices.

Dean R. O’Hare, former Chairman and Chief Executive Officer of The
Chubb Corporation, a multi-billion dollar organization providing property and casualty insurance for personal and commercial customers worldwide, from 1988 until his retirement in November 2002; President of The Chubb
Corporation from 1986 until 1988; Chief Financial Officer of The Chubb
Corporation from 1980 until 1986; various other positions with increasing responsibility at The Chubb Corporation until being named officer from
1963 until 1972; currently a director of Fluor Corporation; and formerly a director of HJ Heinz Company. Mr. O’Hare, 72, has been a director of AGL
Resources since August 2005.

As the former chief executive officer and chief financial officer of a Fortune
500 company with over 30 years of global business experience,
Mr. O’Hare is a valuable member of our board of directors. Mr. O’Hare brings significant large public company operational, financial and corporate governance experience to our board of directors and his experience and relationships in one of our largest service territories, along with his service on the compensation committee and governance committee of the board of directors of Fluor Corporation, provide key insight to our board of directors. Mr. O’Hare’s extensive experience with the Chubb Corporation also brings valuable risk management experience to our board of directors.

Armando J. Olivera, former President and Chief Executive Officer, Florida
Power & Light Company (“FP&L”), an electric utility services company with over $10 billion in annual revenue, from June 2003 until his retirement in
May 2012; various other positions with increasing responsibility at FP&L from 1972 to 2003; currently a director of Fluor Corporation,
Consolidated Edison and Lennar Corporation; and formerly a director of
FP&L. Mr. Olivera, 65, has been a director of AGL Resources Inc. since
December 2011 and was a director of Nicor Inc. from 2008 to 2011.

Mr. Olivera was a 40-year veteran of FP&L. Throughout his career at FP&L, he served in several senior executive positions, including president and chief executive officer at the time of his retirement.

Mr. Olivera’s experience in and understanding of utility regulation, operations and finance as well as his strong business leadership skills qualify him to serve on our board of directors. He has served in a leadership role on a number of electric utility industry groups including chairman of the Florida
Reliability Council, chairman of the Association of Edison Illuminating
Companies and president of the Southeastern Electric Exchange. He also has served in a number of community and educational organizations. He is currently a trustee of Miami Dade College and Cornell University and a director of Cornell Atkinson Sustainability Center.

John E. Rau, President and Chief Executive Officer of Miami Corporation, a
private asset management firm, since December 2002; Chairman of
Chicago Title and Trust Company Foundation, a charitable foundation, since March 2000; President and Chief Executive Officer of Chicago Title
Corporation, a financial services corporation, from January 1997 to March
2000; currently a director of First Industrial Realty Trust, Inc. and BMO
Financial Corp./BMO Harris Bank, N.A.; and previously a director of
BorgWarner Inc. and Wm. Wrigley Jr. Company. Mr. Rau, 66, has been a director of AGL Resources since December 2011, was a director of Nicor
Inc. from 1998 to 2011 and Nicor Inc.’s lead director from 2006 to 2011.

Mr. Rau is the chief executive officer of Miami Corporation, a private investment management company. He has served as chief executive officer at two major public companies and dean of Indiana University’s
Kelley School of Business. Mr. Rau also has served in leadership roles at numerous business, civic and philanthropic organizations. He has authored several dozen nationally published essays and reviews and a book on the characteristics of successful chief executive officers.

Mr. Rau’s strong leadership skills, his service on other boards of directors and his extensive knowledge of banking, finance, economics and real estate qualify him to serve on our board of directors. Mr. Rau’s prominent position in the Midwestern business community helps provide our
Company with a wide variety of business insights and access to other business leaders.

James A. Rubright, former Chairman and Chief Executive Officer of
RockTenn Company, an integrated paperboard and packaging company, from 1999 until his retirement in October 2013; and Executive Vice
President of Sonat, Inc., an energy company, from 1994 until 1999;
currently, Mr. Rubright is a principal in Privet Fund Management, LLC, a hedge fund management company, and is a director of Forestar Group,
Inc. and HD Supply Holdings, Inc.; and formerly a director of Avondale,
Inc., Oxford Industries, Inc. and RockTenn Company. Mr. Rubright, 68, has
been a director of AGL Resources since August 2001.

Mr. Rubright’s experience on the board of directors of a variety of public companies along with his proven success as the chief executive officer of a large public company demonstrates his leadership capability and extensive knowledge of complex financial and operational issues that public companies face. In addition, his experience as a chief executive officer of a Fortune 500 company brings vital senior management experience and business acumen to our board of directors. Mr. Rubright’s extensive experience in the natural gas industry provides valuable insight to our board of directors. Mr. Rubright’s unique background brings a deep understanding of operations and strategy with an added layer of risk management experience that is an important aspect of the composition of our board of directors.

John W. Somerhalder II, our Chairman since October 2007 and our
President and Chief Executive Officer since March 2006; Executive Vice
President of El Paso Corporation, a natural gas and related energy products provider and owner of North America’s largest natural gas pipeline system and one of North America’s largest independent natural gas producers, from 2000 until May 2005, where he continued service under a professional services agreement from May 2005 until March
2006; President, El Paso Pipeline Group from 2001 until 2005; President of Tennessee Gas Pipeline Company, an El Paso company from 1996 until
1999; President of El Paso Energy Resources Company from April 1996 until December 1996; Senior Vice President, Operations and Engineering,
El Paso Natural Gas Company from 1992 until 1996; Vice President,
Engineering, El Paso Natural Gas Company from 1986 until 1990; from
1977 until 1990, various other positions with increasing responsibility at El
Paso Corporation and its subsidiaries until being named an officer in 1990;
and currently a director of AGL Resources Inc. and Crestwood Equity
Partners LP. Mr. Somerhalder, 59, has been a director of AGL Resources since March 2006.

With over 30 years of energy industry experience at almost every level of a large public company, Mr. Somerhalder is well positioned to lead our management team and provide essential insight and guidance to the board of directors from an inside perspective of the day-to-day operations of the
Company, along with experience and comprehensive knowledge of the natural gas industry.

Bettina M. Whyte, Managing Director and Senior Advisor, Alvarez & Marsal
Holdings, LLC, a leading independent global professional services firm, since January 2011; Chairman of the Advisory Board of Bridge Associates,
LLC, a leading turnaround, crisis and interim management firm, from
October 2007 until December 2010; Managing Director and Head of the
Special Situations Group of MBIA Insurance Corporation, a world leader in credit enhancement services and a global provider of fixed-income asset management services, from March 2006 until October 2007; Managing
Director of AlixPartners, LLC, a business turnaround management and financial advisory firm, from April 1997 until March 2006; Partner and
National Director of Business Turnaround Services, Price Waterhouse LLP
from 1990 until 1997; and currently a director of Akal Security, Inc.,
Amerisure Companies and RockTenn Company. Ms. Whyte, 65, has been a director of AGL Resources since October 2004.

Ms. Whyte has vast experience in the financial and operational restructuring of complex businesses, and her service as interim chief executive officer, chief operating officer and chief restructuring officer of numerous troubled public and private companies is essential to our board of directors. Her experience on the board of directors of other public companies and her insight on financial and operational issues add value to our board of directors.

Henry C. Wolf, former Vice Chairman and Chief Financial Officer of Norfolk
Southern Corporation, a holding company that controls a major freight railroad and owns a natural resources company and telecommunications company, from 1998 until his retirement in 2007; Executive Vice
President—Finance of Norfolk Southern Corporation from 1993 until
1998; Vice President-Taxes of Norfolk Southern Corporation from 1991 until 1993; various other positions with increasing responsibility at Norfolk
Southern Corporation in the finance division from 1973 until 1991;
formerly a director of Hertz Global Holdings, Inc.; and currently serves as a trustee of Colonial Williamsburg Foundation. Mr. Wolf, 72, has been a director of AGL Resources since April 2004.

Mr. Wolf’s unique professional background of over 40 years of experience with legal, financial, tax and accounting matters along with his demonstrated executive level management skills make him an important advisor. His skills are a vital asset to our board of directors at a time when accurate and transparent accounting, a sound financial footing and exemplary governance practices are essential. In addition, his background in strategic planning and experience with mergers and acquisitions in a regulated environment represent an important resource for the Company.

Under our Guidelines on Significant Corporate Governance Issues, each member of the board of directors is required to attend the annual meeting of shareholders unless unavoidable circumstances preclude attendance. All of our then current directors attended our 2014 annual meeting of shareholders.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” ALL OF THE ABOVE NOMINEES.

AUDIT COMMITTEE REPORT

The Audit Committee of the board of directors is composed of seven directors, each of whom is an independent director, as defined under the listing standards of the New York Stock Exchange and the Company’s Standards for Determining Director Independence. The Audit Committee operates under a written charter adopted by the board of directors, a copy of which is available on the Company’s website at www.aglresources.com.

The Audit Committee reviews the Company’s financial reporting process on behalf of the board of directors. In fulfilling its responsibilities, the Audit Committee has reviewed and discussed the audited financial statements contained in the Company’s Annual Report on Form 10-K for 2014 with management and the Company’s independent registered public accounting firm, PricewaterhouseCoopers LLP. Management is responsible for the Company’s financial statements and the financial reporting process, including the system of internal control over financial reporting. PricewaterhouseCoopers is responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States and on the effectiveness of the Company’s internal control over financial reporting.

The Audit Committee has discussed with PricewaterhouseCoopers the matters required to be discussed by applicable audit standards adopted by the Public Company Accounting Oversight Board, including Auditing Standard No. 16, “Communication with Audit Committees,” regarding PricewaterhouseCoopers’ judgments about the quality of the Company’s accounting principles as applied in its financial reporting. In addition, the Audit Committee has discussed with PricewaterhouseCoopers its independence from the Company and from Company management, including the matters in the written disclosures and the letter provided to the Audit Committee by PricewaterhouseCoopers as required by the applicable requirements of the Public Company Accounting Oversight Board. The Audit Committee has concluded that PricewaterhouseCoopers is independent from the Company and its management.

Based on the reviews and discussions referred to above, the Audit Committee recommended that the board of directors approve the inclusion of the audited financial statements in the Company’s Annual Report on Form 10-K for 2014 for filing with the SEC.

Henry C. Wolf (Chair)

Sandra N. Bane

Norman R. Bobins

Brenda J. Gaines

Wyck A. Knox, Jr.

Dennis M. Love

Dean R. O’Hare

The information contained in the Audit Committee Report shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate it by reference in such filing.

PROPOSAL 2—RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2015

Appointment of Independent Registered Public Accounting Firm

PricewaterhouseCoopers LLP served as our independent registered public accounting firm and audited our annual financial statements for the fiscal year ended December 31, 2014, and the effectiveness of our internal control over financial reporting as of December 31, 2014.

PricewaterhouseCoopers has served as our principal independent registered public accounting firm since 2003.

The Audit Committee has appointed PricewaterhouseCoopers to be our independent registered public accounting firm for the fiscal year ending December 31, 2015. The shareholders are asked to ratify this appointment at the annual meeting. In the event shareholders do not ratify the appointment of PricewaterhouseCoopers as our independent registered public accounting firm for 2015, the Audit Committee will review its future selection of our independent registered public accounting firm.

Representatives of PricewaterhouseCoopers will attend the annual meeting and will have the opportunity to make a statement if they so desire. They will also be available to answer appropriate questions.

Audit and Non-Audit Fees

The following table summarizes certain fees billed by PricewaterhouseCoopers for 2014 and 2013:

Fee Category:	2014	2013
Audit fees	$4,247,068	$3,589,435
Audit-related fees	275,000	132,000
Tax fees	43,200	51,561
All other fees	0	27,000

Total fees	$4,565,268	$3,799,996

Set forth below is a description of the nature of the services that PricewaterhouseCoopers provided to us in exchange for such fees.

Audit Fees

Represents fees PricewaterhouseCoopers billed us for the audit of our annual financial statements, the review of our quarterly financial statements and services normally provided in connection with statutory and regulatory filings. These include fees incurred in meeting the internal control over financial reporting compliance requirements of Section 404 of the Sarbanes-Oxley Act of 2002, as well as fees for audits of several subsidiaries.

Audit-Related Fees

Represents fees PricewaterhouseCoopers billed us for audit and review-related services, including services relating to a review report on internal controls provided to third parties, potential acquisitions and dispositions and the audit of employee benefit plan financial statements.

Tax Fees

Represents fees PricewaterhouseCoopers billed us for tax compliance, planning and advisory services.

All Other Fees

Represents fees PricewaterhouseCoopers billed us for our attendance at accounting and tax conferences.

The Audit Committee pre-approved all of the above audit, audit-related, tax and other fees of PricewaterhouseCoopers, as required by the pre-approval policy described below.

Audit Committee Audit and Non-Audit Services Approval Policy

Consistent with rules and regulations pursuant to the Sarbanes-Oxley Act of 2002 regarding registered public accounting firm independence, the Audit Committee has responsibility for appointing, setting compensation and overseeing the work of the Company’s independent registered public accounting firm. In recognition of this responsibility, the Audit Committee adopted a policy that requires specific Audit Committee approval before any services are provided by the independent registered public accounting firm.

Prior to engagement of the independent registered public accounting firm for the next year’s audit, management submits to the Audit Committee for approval a summary of services expected to be rendered during that year and an estimate of the related fees for (1) audit services, (2) audit-related services, (3) tax services, and (4) all other services. The Audit Committee pre-approves these services by category of service and budget amount. The services and fees must be deemed compatible with the maintenance of the independent registered public accounting firm’s independence. The Audit Committee requires the independent registered public accounting firm and management to report actual fees versus the budget periodically throughout the year by category of service. During the year, circumstances may arise when it may become necessary to engage the independent registered public accounting firm for additional services not contemplated in the original pre-approval. In those instances, the Audit Committee requires that management obtain specific approval from the Audit Committee before engaging the independent registered public accounting firm.

The Audit Committee may delegate approval authority to one or more of its members. The member to whom such authority is delegated must present for ratification any approval decisions to the Audit Committee at its next scheduled meeting.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE PROPOSAL TO RATIFY THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2015.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the board of directors is composed of eight directors, each of whom is an independent director, as defined under the listing standards of the New York Stock Exchange and the Company’s Standards for Determining Director Independence. The Compensation Committee operates under a written charter adopted by the board of directors, a copy of which is available on the Company’s website at www.aglresources.com.

The Compensation Committee has reviewed and discussed with management the “Compensation Discussion and Analysis,” or CD&A, section of this proxy statement required by Item 402(b) of Regulation S-K promulgated by the SEC. Based on the Committee’s review and discussions with management, the Committee recommended to the board of directors that the CD&A be included in the Company’s 2014 annual report on Form 10-K and in this proxy statement.

Bettina M. Whyte (Chair)

Sandra N. Bane

Thomas D. Bell, Jr.

Norman R. Bobins

Charles R. Crisp

Armando J. Olivera

James A. Rubright

Henry C. Wolf

The information contained in the Compensation Committee Report shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate it by reference in such filing.

COMPENSATION COMMITTEE

INTERLOCKS AND INSIDER PARTICIPATION

The following directors served on the Compensation Committee during 2014: Sandra N. Bane, Thomas D. Bell, Jr., Norman R. Bobins, Charles R. Crisp, Armando J. Olivera, James A. Rubright, Bettina M. Whyte (Chair) and Henry C. Wolf. None of such persons was, during 2014 or previously, an officer or employee of AGL Resources or any of its subsidiaries and each such person was an independent director as defined under the listing standards of the New York Stock Exchange and our Standards for Determining Director Independence. There were no Compensation Committee interlocks or insider participation in compensation decisions that are required to be disclosed in this proxy statement. None of the members of the Compensation Committee had any relationship requiring disclosure under “Certain Relationships and Related Transactions.”

COMPENSATION DISCUSSION AND ANALYSIS

The following section contains a detailed description of our compensation objectives and policies, the elements of our compensation program, and the material factors the Compensation Committee considered in setting the compensation of our named executive officers for 2014, who are listed below:

Name	Title
John W. Somerhalder II	Chairman of the Board, President and Chief Executive Officer
Andrew W. Evans	Executive Vice President and Chief Financial Officer
Henry P. Linginfelter	Executive Vice President, Distribution Operations
Paul R. Shlanta	Executive Vice President, General Counsel, and Chief Ethics and Compliance Officer
Peter I. Tumminello	Executive Vice President, Wholesale Services, and President of Sequent Energy Management (Sequent)

Compensation Philosophy

Our compensation program is designed to reward employees for achieving our strategic and financial objectives; to attract, retain, motivate and reward top executive talent; and to foster long-term value creation for the Company and its shareholders. In support of this, our program is intended to:

•

align executives’ interests with those of our shareholders by creating a strong focus on stock ownership and basing pay on performance measures that are expected to drive long-term, sustained shareholder value growth;

•	include a strong link between pay and performance, by placing a significant portion of compensation “at risk” based on Company and business unit performance;

•

assure the Company’s access to top executive talent and protect against competitor recruitment through compensation opportunities that are market competitive and commensurate with the executives’ responsibilities, experience and demonstrated performance; and

•

reinforce business strategies and reflect the Company’s core values by rewarding desired performance, promoting desired competencies and recognizing contributions to business success that are consistent with those core values.

How We Tie Pay to Company Performance

Our executive compensation program contains three elements of total direct compensation: base salary, annual incentive, and long-term equity awards. Our program is structured so that a significant portion of target total direct compensation depends upon our achievement of certain goals and targets related to financial and operational performance, and our total shareholder return relative to our peer group. We believe these performance criteria strengthen the alignment between executive pay and value-creation for our shareholders.

Our annual incentive awards, which are paid in cash, are conditioned upon our achievement of pre-established performance goals. Annual incentive awards for Messrs. Somerhalder, Evans, Linginfelter and Shlanta are based upon achievement of an adjusted earnings per share goal, which we call “Plan EPS,” and business unit goals, while Mr. Tumminello’s annual incentive award is based primarily on pre-bonus accrual EBIT, which we call “Plan Earnings,” of Sequent Energy Management, L.P. (“Sequent”), our wholesale services segment.

Our long-term equity awards consist of performance-based restricted stock units, which require achievement of an annual

EBITDA target, and performance share units, which are earned based on our total shareholder return relative to our peer group over a period of three years.

As shown in the following chart, a significant portion of target total direct compensation for each of our named executive officers in 2014 was based on company or business unit performance requirements.

2014 Performance Highlights

•

In 2014, we achieved the strongest financial results in our company’s history; we generated net income from continuing operations attributable to AGL Resources of $562 million and diluted earnings per share (EPS) from continuing operations of $4.71, compared to net income from continuing operations attributable to AGL Resources of $290 million and diluted EPS from continuing operations of $2.45 in fiscal year 2013.

•	We increased our annual dividend to shareholders by 4.1%, from $1.96 per share to $2.04 per share, continuing our strong track record of annual dividend increases.

•	We generated total shareholder return (stock price appreciation and dividends) of 42% for the three-year period ended December 31, 2014.

•	We completed the sale of our Tropical Shipping and Seven Seas Insurance businesses, generating approximately

$225 million of after-tax proceeds and cash repatriation; the transaction enabled the company to exit a non-core business at a favorable multiple of EBITDA and will allow us to redeploy those proceeds in more strategic areas of regulated investment.

•

We announced agreements to invest approximately $670 million in three interstate pipeline projects, which will ultimately enhance service to our utility customers in three of the states we serve (Georgia, New Jersey and Virginia), and which we expect to provide solid, FERC-regulated investment returns for our shareholders.

•

We achieved important legislative and regulatory outcomes during 2014 in several of our state jurisdictions. These programs allow us to invest in our system infrastructure and continue to provide safe, reliable gas distribution service to our customers, while reducing the time required to recover our investments. As an example, our “Investing in Illinois”

program, approved in 2014, will enable us to invest $1.5 billion over the next nine years to enhance our Nicor Gas system and to grow our rate base substantially in Illinois.

2014 Performance and Compensation

Reflecting our pay-for-performance compensation philosophy, the compensation of our named executive officers was directly affected by our financial results in 2014, both with respect to the amount of annual incentive and long-term equity awards earned and the underlying value of long-term equity awards.

In the third quarter of 2014, we revised the way we account for the non-cash revenue that we recognize in connection with our infrastructure replacement programs. This impacted the timing of revenue recognition in our distribution operations segment. We also revised our method of amortizing our intangible assets in our retail operations segment and other uncorrected items. We corrected our accounting process for 2014, assessed the materiality of these items, and concluded that they were not material to any prior annual or quarterly periods and did not require an accounting restatement. However, we did revise our financial statements for the years ended December 31, 2013, 2012, and 2011, in an amended Form 10-K/A for the year ended December 31, 2013, and for the quarters ended March 31, 2014 and June 30, 2014, and the comparable periods in 2013, in amended Forms 10-Q/A for those periods. In addition, as previously reported, we determined that for 2011, had the underlying accounting originally reflected the distinction between regulatory accounting principles and GAAP, certain long-term incentives that were based upon results for the performance period ended December 31, 2011 would not have been awarded. The Compensation Committee of our board of directors and the full board took these items into consideration when determining 2014 executive compensation. For more information, see Note 1 to our audited Consolidated Financial Statements in our Annual Report on Form 10-K. For more information about the impact on our 2014 annual incentive program, see the discussion starting on page 48 of this proxy statement.

Annual Incentive Awards

•	Our 2014 annual incentive awards were based upon a combination of several goals:

•	Corporate Plan EPS (described on page 49),

•	Margin, safety and customer service, and EBIT metrics for our regulated business segment (Distribution Operations) (described on page 51),

•	EBITDA metrics for our non-regulated business segments (described on page 51), and

•	Operating and Maintenance Expense minus Expenses Related to Benefits and Incentives (O&M Expense less B&I) for our regulated and non-regulated business segments (described on page 50).

•

As noted above, 2014 was a successful year for the Company, and we met the Plan EPS hurdle and exceeded the target goals under the annual incentive plan. In calculating the “affordability factor” that applies to the 2014 annual incentive awards, the Compensation Committee decided to consider the full impact, both positive and negative, of the accounting revisions described above. Accordingly, the named executive officers earned an annual incentive plan payout for 2014 ranging from 169% to 177% of target. Please see the discussion of the annual incentive award program beginning on page 48.

•

In light of the accounting revisions in 2014, including the impact on long-term incentives that were awarded for 2011 performance, the Compensation Committee decided to reduce the 2014 annual incentive payouts to certain individuals ultimately responsible for our accounting function, including our CEO and CFO. For more information about this adjustment of the 2014 annual incentive payout, see the discussion starting on page 53 of this proxy statement.

•

We provide a separate annual incentive program for Mr. Tumminello, who serves as president of Sequent and leads our wholesale services segment and our storage and liquefied natural gas/fuels (storage and fuels) operations in our midstream operations segment. Mr. Tumminello’s annual incentive is primarily based upon Sequent’s Plan Earnings, with a smaller component based on the performance of midstream operations (storage and fuels). Based upon 2014 performance, Mr. Tumminello received an incentive plan award of $3,550,000, of which $1,593,020 was deferred for payout over a twenty-four month period in accordance with a mandatory retention provision in his program. Please see page 53 for a description of Mr. Tumminello’s incentive program.

Long-Term Incentive Awards

•

In 2014, we continued to grant performance-based restricted stock units (representing 30% of each executive’s target long-term incentive value) and performance share units (representing 70% of each executive’s target long-term incentive value). The restricted stock units include a one-year EBITDA hurdle and a four-year ratable time-based vesting schedule. Because the Company met the EBITDA hurdle, 25% of the RSUs granted in 2014 were vested and the remainder of the awards converted to time-vesting restricted stock for the remaining three years of the vesting period.

•

The performance share units are earned based upon the Company’s relative total shareholder return (RTSR) over a three-year period, compared to a peer group consisting of 12 comparable companies. The performance period for the performance share units granted in 2014 will be completed at the end of 2016.

•

The performance share units granted in 2012, which had a three-year performance period that ended December 31, 2014, were earned at 83% of target because AGL’s RTSR was at the 41.6 percentile ranking relative to its peer group. Please see the discussion of the long-term incentive awards beginning on page 55.

Continuity Agreements

•

Each of our executives has a “continuity agreement” that provides severance pay if the executive’s employment is terminated in certain circumstances in connection with a change in control of the Company. The agreements have a “double-trigger” provision, which means that severance benefits are not provided unless both (i) a change in control occurs and (ii) the executive incurs an involuntary termination within a designated period of time. The term of each continuity agreement runs through December 31, 2015. A description of the continuity agreements begins on page 57.

Limited Perquisites

•

As in prior years, the only perquisite that we offer our executives is reimbursement for mandatory tax return preparation. To the extent that the entire authorized amount is not used for tax preparation, it may be applied to financial or estate planning.

Changes in Compensation Program for 2014. As part of its ongoing effort to enhance and refine the compensation program, the Compensation Committee made several important changes to the compensation program for 2014:

•	Effective January 1, 2014, base salaries were increased by 3% for Messrs. Somerhalder, Shlanta and Tumminello, and by 6% for Messrs. Evans and Linginfelter.

•

Mr. Somerhalder’s target long-term incentive opportunity for 2014 was equal to $3.5 million (up from $3.3 million in 2013), and Mr. Evans’ target long-term incentive opportunity for 2014 was equal to 184% of his base salary (up from 160% of base salary in 2013). These changes were intended to provide each of these executive officers with a more fully competitive total direct compensation opportunity.

•

Restricted stock units granted in 2014 vest ratably over four years (25% per year) including the performance year, provided that an EBITDA performance hurdle for the first year is met and the grantee remains in service through each such vesting date. In the past, our restricted stock units vested ratably over the three years following the performance year (33.3% per year in years 2, 3 and 4).

•

Restricted stock units granted in 2014 also include dividend equivalent rights, so that dividends declared on Company common stock while an award remains outstanding will be credited to the award in the form of additional shares having a value equal to the dividend amount and being subject to the same vesting requirements. In the past, dividend equivalents were not credited to restricted stock unit awards. As in prior years, performance share units are not credited with dividend equivalents.

Governance and Evolving Compensation Practices

The Compensation Committee and Company management are mindful of evolving practices in executive compensation and corporate governance. In response, we have adopted certain policies and practices that are in keeping with “best practices” in many areas. For example:

•	We do not provide excessive executive perquisites or extraordinary relocation benefits to our named executive officers.

•	We do not provide tax gross-ups on compensation paid to our named executive officers, or on “golden parachute” excise taxes.

•	Our Omnibus Performance Incentive Plan has “double-trigger” vesting for equity awards in the context of a change in control if the awards are assumed by the acquiring company.

•	Our Omnibus Performance Incentive Plan expressly prohibits repricing of options (directly or indirectly) without prior shareholder approval.

•	The Compensation Committee engages an independent compensation consultant.

•	Our stock ownership policy requires that each executive must retain at least 75% of net shares from his or her equity awards until the ownership requirement is met.

•	Company policy prohibits directors and executive officers from engaging in hedging activities involving Company stock.

•	Company policy requires the recovery of certain incentive-based compensation paid to current or former executive officers in the event of an accounting restatement.

Say on Pay Results and Consideration of Shareholder Support

At the annual meeting of shareholders on April 29, 2014, over 95% of the votes cast were in favor of the advisory vote to approve executive compensation. The Compensation Committee considered this positive result and concluded that the shareholders continue to support the compensation paid to our executive officers and the Company’s overall pay practices.

In light of this support, the Compensation Committee decided to retain the core design of our executive compensation program for 2014, with an emphasis on short and long-term incentive compensation that rewards our senior executives when they successfully implement our business plan and, in turn, deliver value for our shareholders.

The Committee will continue to monitor best practices, future advisory votes on executive compensation and other shareholder feedback to guide it in evaluating the alignment of the Company’s executive compensation program with the interests of the Company and its shareholders. The Committee invites our shareholders to communicate any concerns or opinions on executive pay directly to the Board. Please refer to “Corporate Governance—Communications with Directors” on page 17 for information about communicating with the Board.

Based upon the preference expressed by our shareholders at the 2011 annual meeting, the Board has implemented an annual advisory vote on executive compensation. The next required vote on the frequency of shareholder votes on executive compensation is scheduled to occur at the 2017 annual meeting.

How We Make Compensation Decisions

The Compensation Committee oversees our executive compensation program. Information about the Compensation Committee and its composition and responsibilities can be found on page 13 of this proxy statement, under the caption “Corporate Governance—Committees of the Board—Compensation Committee.” The Compensation Committee engages the services of Frederic W. Cook & Co., Inc. (F.W. Cook), an independent consultant. F.W. Cook reports directly to the Compensation Committee and provides no other services to the Company. The following table outlines the roles and responsibilities of various parties in determining executive compensation.

Roles and Responsibilities
Compensation Committee

•  Approves incentive programs and sets performance goals.

•  Determines appropriate levels of compensation for our executives, other than our CEO.

•  Recommends to independent Board members compensation opportunities and awards for our CEO.

F.W. Cook (Independent consultant to the Compensation Committee)

•  Provides a competitive assessment of our executives’ compensation levels and programs.

•  Provides advice, research and analytical services on a variety of subjects, including compensation trends, best practices, peer group comparisons and the compensation of our non-employee directors.

Independent Directors on Full Board	• Evaluates CEO performance. • Approves compensation for our CEO.
CEO

•  Develops an assessment of individual performance for each other named executive officer.

•  Provides recommendations to the Compensation Committee regarding individual compensation levels for such executives.

•  Provides recommendations to the Compensation Committee regarding goals for the performance measures in the incentive plans.

Other members of management

•  Our Human Resources staff provides data and information relating to our compensation programs to the Compensation Committee and F.W. Cook to help facilitate the Compensation Committee’s review of competitive compensation practices.

•  Our chief financial officer provides the Compensation Committee with reports on financial performance as it relates to key business drivers and performance measures included in incentive program designs.

Competitive Market Information

Each year the Compensation Committee works with F.W. Cook to review the market competitiveness of our executive compensation programs and levels and to re-evaluate the companies included in our comparator groups to ensure that we have the appropriate marketplace focus. For 2014, F.W. Cook prepared a competitive assessment of our executives’ base salaries, target annual incentive awards, and long-term incentive opportunities, against an “energy industry database” and an “executive compensation peer group.”

Energy Industry Database

For 2014, the “energy industry database” included energy services companies in Towers Watson’s Energy Industry Services Compensation Database with assets or revenue between one-third and three times ours. This group was used as the primary source to assess competitive levels of compensation for our executives. We believe this larger selection of companies provides more accurate and reliable information than a smaller peer group and better reflects the labor market for our executive talent.

For 2014, the following forty companies were included in our energy industry database:

The AES Corporation

Alliant Energy Corporation

Ameren Corporation

Atmos Energy Corporation

Calpine Corporation

CenterPoint Energy, Inc.

CMS Energy Corporation

Consolidated Edison, Inc.

Dominion Resources Inc.

DTE Energy Company

Edison International

Energen Corporation

Entergy Corporation

EQT Corporation

First Solar, Inc.

IDACORP, Inc.

Integrys Energy Group, Inc.

MDU Resources Group, Inc.

NextEra Energy, Inc.

NiSource Inc.

Northeast Utilities

NV Energy Inc.

OGE Energy Corp.

Pepco Holdings, Inc.

Pinnacle West Capital Corporation

PNM Resources, Inc.

Portland General Electric Company

PPL Corporation

Public Service Enterprise Group

Incorporated

SCANA Corporation

Sempra Energy

Southwest Gas Corporation

Spectra Energy Corp.

TECO Energy, Inc.

UGI Corporation

UIL Holdings Corporation

Vectren Corporation

Westar Energy, Inc.

Wisconsin Energy Corporation

Xcel Energy Inc.

Executive Compensation Peer Group

In 2014, we also reviewed compensation data for 12 natural gas providers as a secondary point of reference. The companies in this “executive compensation peer group” were selected based upon their size and business operations. With assistance from F.W. Cook, the following criteria were developed for this group:

Size Requirements	Industry Requirements
Must be roughly one-third to three times our size in at least two of the following categories: • assets; • revenue; or • market capitalization

Must be a traditional natural gas local distribution company (LDC) and must meet at least one of the following:

•        includes non-regulated businesses such as storage, pipeline or construction services;

•        includes asset management/trading business similar to Sequent; or

•        conducts business in three or more states

To evaluate the peer group composition, F.W. Cook also considered:

•	The comparator companies’ disclosure of their own peer groups (particularly where they listed AGL Resources as a peer);

•	Listings of comparator companies used in reports relating to the Company prepared by investment analysts and shareholder advisory services; and

•	Mergers and acquisition activity for the comparator companies.

For 2014, the following twelve companies were included in our executive compensation peer group:

Atmos Energy Corporation

CenterPoint Energy, Inc.

Integrys Energy Group, Inc.

Laclede Group, Inc.1

New Jersey Resources Corporation

NiSource Inc.

Piedmont Natural Gas Company Inc.1

Sempra Energy

Southwest Gas Corporation

UGI Corporation

Vectren Corporation

WGL Holdings, Inc.

[1]

At the time the peer group was approved, Laclede and Piedmont met only one of the three size requirements (revenue for Laclede and market cap for Piedmont), but the Committee decided to include these companies due to the overall similarities in business characteristics with the Company.

To perform a more meaningful analysis of Mr. Tumminello’s compensation as the president of Sequent, F.W. Cook used the Towers Watson Energy Trading and Marketing Survey, which included data more directly comparable to Mr. Tumminello’s position. This survey data included the following companies having energy trading and marketing operations:

Atmos Energy Corporation

BP

Cargill

CenterPoint Energy, Inc.

Chevron

Constellation Energy

Dominion Resources Inc.

EDF Trading

Iberdrola Renewables, Inc.

Nexen, Inc.

NRG Energy

Occidental Petroleum

ONEOK

PPL Corporation

Williams Energy Services

Compensation Elements and their Purpose

Our executive compensation program includes the following elements.

Compensation Element	Overview/Objectives
Base Salary

•        Fixed portion of an executive’s annual compensation; is intended to recognize fundamental market value for the skills and experience of the individual relative to the responsibilities of his or her position.

•        Foundation of our program; most other elements are determined as a percentage of base salary.

Annual incentive award[1]

•        Annual cash incentive award is intended to vary as a direct reflection of Company and business unit performance.

•        Target opportunities are a percentage of base salary and represent the amount of money to be paid if expected performance is achieved.

•        Achievement of a performance hurdle is required for any payout.

•        Actual awards may range between 0% and 200% of target, based on performance against goals.

•        To achieve a 200% award, performance must meet or exceed the maximum performance levels for all performance measures.

Long-term incentive awards (performance-based restricted stock units and performance share units)

•        Stock-based incentives reward performance over a multi-year period, link executive’s interests to those of shareholders, and encourage retention.

•        Performance measures include EBITDA achievement for performance-based restricted stock units and total shareholder return, relative to the performance of the executive compensation peer group, for performance share units.

•        Vesting schedules serve to encourage retention and further tie an executive’s compensation to stock price appreciation during the vesting period.

Compensation Element	Overview/Objectives
Employee health and welfare and retirement benefit plans

•       Competitive levels of medical, retirement and income protection, such as life and disability insurance coverage, are provided.

•       Executives participate in the same programs offered to all of our eligible employees.

•       To maintain consistent retirement benefit levels, we also provide non-qualified retirement benefits to executives and other highly-compensated employees who are adversely affected by limits imposed on contributions and total benefits under our retirement plans. The retirement plans available to the executives are described in more detail beginning on page 64.

Severance and other termination payments

•       Severance benefits are provided in the event an executive’s employment is terminated in certain circumstances in connection with a change in control of the Company.

•       Agreements provide security to executives so that they may focus on the Company and best interests of the shareholders during a transaction or potential transaction.

Financial planning / tax return preparation perquisite

•       We reimburse executives for up to $18,000 per year for Company-mandated tax return preparation. We require professional tax return preparation as a means of ensuring tax compliance by our executives. To the extent that the entire amount is not used for tax preparation, it may be applied to financial or estate planning.

1	Mr. Tumminello’s incentive program is described separately on page 53.

Setting 2014 Total Direct Compensation Opportunities

When setting base salary and target amounts for annual and long-term incentives, the Compensation Committee examined each component of pay on both a stand-alone basis and as a total. Pay decisions were based on the Compensation Committee’s business judgment, informed by the comparative data, professional advice and other considerations, including the individual executive’s experience and performance, internal pay equity and mastery of position responsibilities. As in prior years, target annual and long-term incentive values were set as a percentage of base salary for each of our named executive officers, other than Mr. Somerhalder’s target long-term incentive, which was set as a specific amount, and Mr. Tumminello’s target annual incentive, which was largely based on a percentage of Sequent’s pre-bonus accrual EBIT.

Fiscal 2014 Target Compensation Elements

	Base Salary	Target Annual Incentive ($ or % of Base Salary)	Target Long-Term Incentive ($ or % of Base Salary)	Target Total Direct Compensation
John W. Somerhalder II	$974,967	110%	$3,500,000	$5,547,431
Andrew W. Evans	$559,438	65%	184%	$1,952,440
Henry P. Linginfelter	$547,286	65%	160%	$1,778,680
Paul R. Shlanta	$449,143	55%	120%	$1,235,142
Peter I. Tumminello	$366,011	$391,250	75%	$1,031,768

Base Salaries

Each of the named executive officers received a 3% increase in base salary, effective January 1, 2014, except for Mr. Evans and Mr. Linginfelter, who each received a 6% increase. In determining base salary, the Compensation Committee considered competitive market base pay levels, as reflected in the competitive data provided by F.W. Cook, its general assessment of the performance of our CEO, and the performance assessments and recommendations for the other named executive officers presented to the Compensation Committee by our CEO. Performance assessments for base salary were subjective and non-formulaic and were not based upon any specific financial criteria.

Annual Incentive Awards

Performance Hurdle

Our annual incentive program is a subplan of the Company’s Omnibus Performance Incentive Plan, which was approved by shareholders in 2011. Each of the named executive officers participates in the annual incentive program, other than Mr. Tumminello who participates in a separate program. Mr. Tumminello’s incentive program is described separately on page 53.

For 2014, we continued the practice of utilizing a performance hurdle for our annual incentive program so that awards may qualify as performance-based compensation under Code Section 162(m). Achievement of the performance hurdle allows the Compensation Committee to fund the program up to the maximum payout level established for each award, or to provide for a lesser amount based upon the annual performance goals established by the Compensation Committee, which are described below. Achievement of the performance hurdle is required for any funding of the annual incentive program for the executive officers (for either the corporate component or the business unit component). The performance hurdle approved by the Compensation Committee for 2014 was Plan EPS of $2.64. The method of determining Plan EPS is described below under the heading “Corporate Measure.”

Weighting of Executive Performance Goals

The performance measures for the 2014 annual incentive awards were derived from our annual operating plan and business strategy. The Compensation Committee approved a uniform weighting of goals for the named executive officers (other than Mr. Tumminello) as follows:

•	60% corporate performance, measured by Plan EPS

•	40% business unit performance, measured as described below

1. Corporate Measure

The annual incentive plan uses a corporate performance measure, which we refer to as “Plan EPS.” While EPS is a commonly understood metric, the Compensation Committee views EPS determined in accordance with generally accepted accounting principles (GAAP) as not accurately reflecting the value the Company created during a particular year with respect to our wholesale services segment (Sequent). For compensation purposes, we seek to consider and measure the economic value for the period in which it is generated, regardless of the period in which it is reported under GAAP. The method of determining 2014 Plan EPS was approved by the Compensation Committee at the time the performance goals were established.

In accordance with this method, when calculating 2014 Plan EPS, we started with GAAP EPS and subtracted the value created and credited for compensation purposes in 2013 which was expected to be reported in future periods, including 2014. We then added the value created and credited for compensation purposes in 2014 that will be reported on a GAAP basis in future periods. This was accomplished by adjusting for the economic value associated with Sequent’s storage and transportation positions.

At the time performance goals were established, the Compensation Committee also provided that 2014 Plan EPS would exclude the following:

•	the effect of non-cash losses, including asset or goodwill impairment charges and loss on the sale of assets or subsidiaries;

•	transaction costs associated with business combinations and related integration costs;

•	changes in estimates or adjustments to actual settlement amounts equal to $100,000 or more related to legal issues existing at and prior to the closing date of an acquisition; and

•	adjustments resulting from changes in GAAP.

For 2014, the Compensation Committee approved a Plan EPS “target” amount of $2.84, which would result in a 100% payout of the corporate component. This target amount:

•

was consistent with the midpoint of our initial published range of earnings guidance (excluding wholesale services) of $2.75 for 2014, plus $0.70 of expected EPS on a GAAP basis to be generated by the wholesale services segment as included in our 2014 earnings guidance;

•	was expected to be an appropriate target when considering our 2014 business objectives; and

•	took into consideration the anticipated volatility and treatment of earnings from our wholesale services business unit.

The Compensation Committee also approved a “threshold” Plan EPS of $2.74, which must be met before any corporate performance component could be earned. At “threshold” performance, the corporate component would pay out at 50%.

Below threshold performance, no corporate component would be paid, but as long as the $2.64 Plan EPS performance hurdle was met, the business unit components would be eligible to pay out based on actual business unit outcomes.

As shown in the table below, actual Plan EPS for 2014 was $3.99, which is above both the performance hurdle and the threshold goal set for 2014. Accordingly, the named executive officers earned a payout related to the corporate performance component.

2014 Corporate Measure—Goals and Results

	Performance Hurdle 162(m) Qualifier	Threshold (50%)	Target (100%)	150%	Maximum (200%)	Actual Plan EPS
GAAP EPS(1)	$3.06	$3.16	$3.26	$3.36	$3.46	$4.71
Adjusted for value created by wholesale services in 2013 which was reported on a GAAP basis in 2014(2)	(0.52)	(0.52)	(0.52)	(0.52)	(0.52)	(0.52)
Adjusted for expected value to be created by wholesale services in 2014 which will be recognized on a GAAP basis in future periods	0.10	0.10	0.10	0.10	0.10	—
Adjusted for actual value created by wholesale services in 2014 which will be recognized on a GAAP basis in future periods	—	—	—	—	—	(0.20)
Plan EPS	$2.64	$2.74	$2.84	$2.94	$3.04	$3.99

(1)	Diluted EPS from continuing operations attributable to AGL Resources Inc.
(2)	Used in the calculation of 2013 Plan EPS.

2. Business Unit Measures

The business unit component of the annual incentive plan uses performance measures and key operating metrics for the following regulated and non-regulated business segments:

Regulated	Non-Regulated
Distribution Operations	Wholesale Services
Retail Operations
Midstream Operations

These performance measures and metrics, which are described in more detail below, accounted for 80% of the AIP business unit component for each of the named executive officers in 2014.

In addition, we also use another measure that we refer to as “O&M Expense Less B&I,” which relates to a business unit’s operating and maintenance expense, including inflationary costs, minus expenses related to benefits and incentives, such as pension, postretirement, healthcare and other employee benefits as well as expenses related to annual and long-term incentive compensation. O&M Expense

Less B&I reflects our ability to manage our cost structure, which is critical to meeting the corporate AIP targets described above. O&M Expense Less B&I accounted for 20% of the AIP business unit component for each of the named executive officers in 2014.

For 2014, the Compensation Committee approved the same weighting of the three business unit categories (regulated, non-regulated, and O&M Expense Less B&I) for each of the participating named executive officers, other than for Mr. Linginfelter, our Executive Vice President, Distribution Operations, whose business unit goals remain focused on the regulated business.

2014 Business Unit Measure—Goals and Weightings

Name	Regulated Business (Distribution Operations)[1]	Non- Regulated Businesses[2]	O&M Expense Less B&I	Total
John W. Somerhalder II	50%	30%	20%	100%
Andrew W. Evans	50%	30%	20%	100%
Henry P. Linginfelter	80%	—	20%	100%
Paul R. Shlanta	50%	30%	20%	100%

(1)	Performance for the regulated business was based on composite results.
(2)	Performance for the non-regulated businesses was weighted as follows:

Non-Regulated Business Unit Weightings
Wholesale Services	45%
Retail Operations	45%
Midstream Operations	10%

Business unit measures for our regulated business (Distribution Operations) were based upon margin goals (20%) and specific metrics relating to safety and customer service (80%). In addition, these measures were multiplied by an “affordability factor” that would serve to reduce the payout level based upon the business unit’s EBIT, with results interpolated on a straight line basis between the following performance levels:

Distribution Operations Performance (EBIT)—Affordability Factor

EBIT	< $575 million	$575 million	$585 million	$595 million
Affordability Factor (level of funding)	0%	50%	75%	100%

Because distribution operations was expected to contribute approximately 75% of the Company’s EBIT for 2014, the affordability factor served to ensure a level of earnings contribution from distribution operations that we believed was appropriate to fund any of the business unit measures. Accordingly, the affordability factor was applied to both the regulated and non-regulated business units. The Company revised its financial statements for the first six months of 2014 to, among other matters, correctly exclude the deferred return on equity in connection with infrastructure replacement programs. The revised accounting resulted in a decrease in revenue related to regulatory assets and a related decrease in interest expense. The affordability factor, which is based on EBIT, reflects the impact of the decreased revenue but not the benefit of the decreased interest expense under our revised accounting. In the

Compensation Committee’s judgment, in considering the purpose of the affordability factor, it was determined that it was also appropriate to reflect the benefit of decreased interest expense. As adjusted, this resulted in an affordability factor of 90%. In the Compensation Committee’s judgment, this adjustment was appropriate to accurately reflect the effect on the affordability factor of the full impact of the accounting revisions.

Business unit measures for our non-regulated businesses were based upon EBITDA for each business unit. The non-regulated business measures did not include a separate affordability factor because the performance measures already include EBITDA targets. However, as described above, the funding of the non-regulated business unit measures was dependent upon the EBIT performance of distribution operations and the corresponding affordability factor.

Business unit goals, derived from the budget approved by the board, were determined for each named executive officer, other than Mr. Tumminello, including a threshold, below which no award would be provided, a target amount, and a maximum award of 200%. These performance ranges were set in a qualitative, non-formulaic manner, based upon a combination of historical performance and our expected performance for 2014. The performance for each business unit goal was measured independently and combined based on the weightings described above to determine a final business unit performance score. The following table reflects the payout percentage at different performance levels.

	Business Unit Performance Score Achieved	Payout %[1]
Minimum	50%	0%
	60%	20%
	70%	40%
	80%	60%
	90%	80%
Target	100%	100%
	110%	120%
	120%	140%
	130%	160%
	140%	180%
Maximum	150%	200%

(1)	As noted above, the final payout amount for the AIP business unit component for each named executive officer, other than Mr. Tumminello, was conditioned on the $2.64 Plan EPS performance hurdle being met and was subject to the affordability factor based on EBIT of distribution operations.

Review of Awards and Reductions for Certain Executives

The Compensation Committee reserves the right to adjust performance objectives during the course of the year in order to reflect changes in the Company and our business. In determining the corporate performance components under our Omnibus Performance Incentive Plan, the Compensation Committee has the authority to: (i) exclude extraordinary one-time effects, which could increase or decrease award payments, if, in its business judgment, our Company and our shareholders are better served by that result; and (ii) exercise negative discretion against reported results which would serve to reduce an award otherwise due.

As described above, the Compensation Committee determined that it was appropriate to factor in decreased interest expense in the calculation of the affordability factor for the 2014 annual incentive award.

In addition, after considering the 2014 accounting revisions and other issues relating to our accounting processes and controls in 2014, as well as the long-term incentives that were awarded based upon results for the performance period ended December 31, 2011 that would not have been awarded under our revised accounting for that period, the Compensation Committee exercised its negative discretion to reduce the final annual incentive award payouts for 2014 for certain individuals ultimately responsible for our accounting function, including the following reductions for our CEO and CFO.

Discretionary Reduction to 2014 AIP Payouts

John W. Somerhalder II	($500,000)

Andrew W. Evans	($175,000)

For 2014, the Compensation Committee did not exercise discretion in connection with the calculation of any other performance goals or amounts.

Annual Incentive Performance Composite Results

The following table provides the aggregate weighted result of all performance measures (corporate and business unit) for each of the named executive officers, other than Mr. Tumminello. This amount was multiplied by the executive’s target opportunity (expressed as a percentage of salary) to determine the actual amount earned.

2014 Annual Incentive Award—Composite Performance and Results

	Corporate Payout Percentage (60% weighting)	Business Unit Payout Percentage (40% weighting)	Total Payout Percentage	2014 Target Opportunity (% of Base Salary)	Calculated Payout Amount	Discretionary Reduction by Compensation Committee	2014 Annual Incentive Payout
John W. Somerhalder II	200%	134%	174%	110%	$1,852,563	($500,000)	$1,352,563
Andrew W. Evans	200%	143%	177%	65%	$ 637,102	($175,000)	$ 462,102
Henry P. Linginfelter	200%	122%	169%	65%	$ 594,383	—	$ 594,383
Paul R. Shlanta	200%	143%	177%	55%	$ 435,470	—	$ 435,470

Annual Incentive Award for Mr. Tumminello

For 2014, Mr. Tumminello’s annual incentive award primarily was based on Plan Earnings for wholesale services, as described below. This is consistent with our philosophy of placing greater emphasis upon the cash compensation of members of our wholesale services segment. As president of Sequent, Mr. Tumminello was eligible to receive an amount under our Omnibus Performance Incentive Plan equal to 9.375% of an incentive pool established for employees of Sequent under the Sequent Incentive Plan (Sequent

Plan), calculated as if he were an actual participant in the Sequent Plan. The first 8.125% of the incentive pool under the Sequent Plan is regarded as “target” performance, and the remaining 1.25% may be earned based on Mr. Tumminello’s individual performance as assessed by our chief executive officer and approved by the Compensation Committee.

The Sequent incentive pool was funded based on a pre-determined formula. The 2014 pool funded at a rate of 12% of Sequent’s pre-bonus accrual EBIT (“Plan Earnings”). When calculating 2014 Plan Earnings for Sequent, we started with Sequent’s pre-bonus accrual EBIT, adjusted for its interest expense for 2014 and the December 31, 2013 rollout value associated with storage and transportation hedges, added the December 31, 2014 rollout value associated with storage and transportation hedges, and adjusted for other items, as defined by the plan and consistent with historical practice. At the time performance goals were established, the Compensation Committee also provided that for purposes of calculating the pre-bonus accrual EBIT for Mr. Tumminello’s annual incentive award, any one-time, non-recurring items under GAAP arising during 2014 would be excluded, and Sequent’s 2014 Plan Earnings would exclude the same items excluded in the calculation of Plan EPS, as described on page 49.

Similar to prior years, the Compensation Committee authorized an additional incentive for Mr. Tumminello having a target payout amount of $50,000 (with up to $100,000 maximum payout amount), which he was eligible to earn based upon the 2014 EBITDA performance of midstream operations (storage and fuels), which he oversees. The storage and fuels component was conditioned upon the Company achieving the performance hurdle of $2.64 Plan EPS.

For 2014, Sequent’s Plan Earnings were $324.7 million, which after adjustment resulted in the funding of an incentive pool of approximately $37.7 million. Mr. Tumminello’s annual incentive payout amount was $3,550,000 and was calculated as follows:

2014 Annual Incentive Award for Mr. Tumminello—Composite Performance and Results

8.125% of Sequent Pool	$3,064,616
Individual Performance	$473,769
Midstream Operations Performance
Storage and Fuels component	$11,615
Total Incentive Award	$3,550,000

The Sequent Plan provides that if Mr. Tumminello’s annual incentive award exceeds his base salary, then 50% of the overage is subject to mandatory deferral. Under this mandatory deferral provision, one half of the deferred amount is paid twelve months after the initial incentive payment, and the other half is paid twenty-four months after the initial payment. This deferral feature is intended to act as a retention vehicle. Of Mr. Tumminello’s 2014 incentive award, a total of $1,593,020 was deferred for payout over twenty-four months.

Though not subject to an absolute maximum, the size of the Sequent Plan incentive pool, and correspondingly Mr. Tumminello’s annual incentive award, is constrained by a framework of established risk parameters including open position limits, value-at-risk limits, stop-loss limits, and credit limits.

The Compensation Committee has reviewed management’s analysis of the Sequent Plan and determined that because of the operational limits on Sequent and the risk management oversight by the Company, the Sequent Plan does not incent excessive risk taking.

Long-term Incentive Awards

Two types of long-term incentive grants were awarded in 2014. Performance-based restricted stock units (representing 30% of each executive’s target long-term incentive value), and performance share units (representing 70% of each executive’s target long-term incentive value) were selected based on the following factors:

•	the impact each type of award has on shareholder value creation and executive motivation and retention;

•	competitive practice; and

•	balancing the cost of equity awards and the projected impact on shareholder dilution.

Performance-based Restricted Stock Units

Restricted stock units have a one-year measurement period, and their vesting is contingent on the Company’s achievement of a

Corporate EBITDA goal during that period. The EBITDA threshold is set at a level to ensure adequate cash flow to fund dividends and capital expenditure commitments. If the threshold goal is met, one-fourth of the restricted stock units vest immediately, and the remaining three-fourths are subject to annual time-based vesting over the remaining three years of the vesting period. The restricted stock units convert to an equal number of shares of restricted stock during this time-vesting period, except for Mr. Somerhalder, whose awards remain restricted stock units during the entire vesting period. Dividends declared on Company common stock while an award remains outstanding will be credited to the award in the form of additional shares having a value equal to the dividend amount and being subject to the same vesting requirements. The restricted stock unit awards are designed to focus the executives on the Company’s EBITDA and to provide retention value during the vesting period.

For 2014, because the Company’s EBITDA exceeded the threshold for the restricted share units, one-fourth of the awards vested on March 1, 2015, and the remaining units were converted to restricted stock with annual time-based vesting through 2018, except for Mr. Somerhalder, whose award remains restricted stock units during such vesting period. The value of these awards as of the date of grant is reflected in the 2014 Grants of Plan-Based Awards Table and in the Stock Awards column of the Summary Compensation Table.

Performance Threshold (Corporate EBITDA)	Actual Result (Corporate EBITDA Achieved)
$1.0 billion	$1.5 billion

Performance Share Units

Performance share units (PSUs) vest over a three-year period with a performance measure based upon Relative Total Shareholder Return (RTSR). RTSR is measured by ranking the relative stock price and dividend performance of our Company to the companies in the executive compensation peer group described on page 45. The use of RTSR as a performance measure requires executive focus that is aligned with the interests of shareholders and provides diversity in our use of performance indicators.

For the purposes of determining PSUs, Total Shareholder Return is defined as:

Price begin = share price at the beginning of the period

Price end = share price at the end of the period

Dividends = total dividends paid for the period

TSR = (Price end – Price begin + Dividends)/Price begin

Once the actual performance is computed, PSUs earned may increase or decrease from target grant levels, depending upon our performance relative to our executive compensation peer group, according to the following scale:

TSR Rank	Percentile Rank	Shares Earned as % of Target Shares
1	100%	200%	Maximum
2	92%	184%
3	83%	166%
4	75%	150%
5	67%	134%
6	58%	116%
7	50%	100%	Target
8	42%	84%
9	33%	66%
10	25%	50%	Threshold
>10	0%	0%

The resulting awards will be settled half in cash and half in shares. To promote officer share ownership, the cash portion must first be used to cover the taxes incurred from the total award.

Performance share units are not credited with dividend equivalents. When determining the number of PSUs to be granted, however, the Compensation Committee factors in the value of dividends expected to be paid during the vesting period.

During the most recently completed three-year performance period (January 1, 2012 to December 31, 2014), the Company achieved an RTSR percentile rank of 41.6%, which exceeded the threshold target level and resulted in 83% of the target PSUs earned. Accordingly, the PSUs granted in 2012 (having a 2012-2014 performance period) paid out in the following amounts:

Payout of 2012 PSUs (2012-2014 Performance Period)

Name	Shares (#)	Cash ($)
John W. Somerhalder II	23,178	1,263,201
Andrew W. Evans	5,761	313,920
Henry P. Linginfelter	5,632	306,944
Paul R. Shlanta	3,569	194,511
Peter I. Tumminello	1,818	99,081

Continuity Agreements

Each of our executives has a change-in-control severance agreement, referred to as a Continuity Agreement. The Compensation Committee believes these agreements are desirable because of the retentive value they would provide during critical periods relating to potential change in control. Each of the agreements in place in 2014 has a term that runs through December 31, 2015. These agreements do not contain an excise tax gross-up and provide that no severance payments or benefits may be paid under the agreements unless a change in control is actually consummated and the executive has a qualifying termination of employment.

Tables disclosing the estimated costs associated with these agreements, and footnotes describing their principal terms, begin on page 67 under the heading “Potential Payments upon Termination or Change in Control.”

Other Policies Governing our Executive Compensation Program

Grants of Long-Term Incentive Awards

In January 2014, the Compensation Committee adopted a Policy on Granting Equity Compensation Awards. Pursuant to the policy, annual equity awards typically are granted on the third trading day following the Company’s release of year-end financial results. Such awards are approved not more than 30 days in advance by the Compensation Committee or the board. The number of shares subject to each such equity award is determined based on the dollar value for the awards approved by the Committee or the board and the fair market value of the Company’s common stock on the grant date. The policy prohibits the Compensation Committee, the board, and any member of the Company’s management from backdating or manipulating any equity award, or manipulating the timing of the public release of material information or of any equity award with the intent of benefitting a recipient of the award.

Recoupment Policy

The Company maintains a compensation recoupment policy that became effective January 1, 2012. This policy provides that in the event that the Company is required to prepare an accounting restatement due to material noncompliance with financial reporting requirements under the U.S. securities laws, it will seek to recover from any current or former executive officer incentive-based compensation (including equity compensation) received during the three-year period preceding the date on which the accounting restatement was required to be made. The amount to be recovered is the excess of the amount paid calculated by reference to the erroneous data, over the amount that would have been paid to the executive officer calculated using the corrected accounting statement data. This compensation recovery would be applied regardless of whether the executive officer engaged in misconduct or otherwise caused or contributed to the requirement for the restatement.

As described above on page 39 of this proxy statement, in 2014 we revised our financial statements for certain prior periods. The Company assessed the materiality of the adjustments involved and concluded that they were not material to any prior annual or interim period and that the Company was not required to prepare an accounting restatement. Accordingly, the provisions of our compensation recoupment policy were not applicable to this revision.

Hedging and Pledging Policies

Company policy prohibits directors and executive officers from engaging in hedging activities involving Company stock. Holding Company stock in a margin account or pledging Company stock as collateral for a loan is discouraged by company policy and requires the prior approval of the Company’s Chief Ethics and Compliance Officer.

Accounting and Tax Treatment of Direct Compensation

Under current accounting principles, we do not expect accounting treatment of differing forms of awards to vary significantly. Accordingly, although accounting treatment is a consideration, we do not expect it to have a material effect on our selection of forms of compensation.

Section 162(m) of the Code places a limit of $1,000,000 on the amount of compensation that we may deduct in any one year with respect to any one of our named executive officers, other than the CFO. However, qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. The Omnibus Performance Incentive Plan is designed to allow the Compensation Committee to grant equity awards that may qualify for the performance-based compensation exemption from Section 162(m), such as restricted stock units and performance cash awards. The annual incentive program, as a subplan of the Omnibus Performance Incentive Plan, also allows annual cash incentive awards that may qualify as performance-based compensation.

The Compensation Committee generally expects that awards under our long-term incentive programs and the annual incentive for executives will qualify as performance-based compensation under Section 162(m), but such tax treatment is not guaranteed. In addition, to maintain flexibility in compensating our executives, the Compensation Committee reserves the right to use its judgment to adjust performance goals or to authorize compensation payments that may cause the awards to be subject to the Section 162(m) limit when the Compensation Committee believes that such adjustments or payments are appropriate.

Stock Ownership

We maintain stock ownership guidelines designed to ensure sustained, meaningful executive share ownership, align executive long-term interests with shareholders, and demonstrate the commitment of our officers to enhancing long-term shareholder value. Each of our executive officers is encouraged to own shares of our common stock having a market value equal to or exceeding a given multiple of his or her annual base salary–five times for Mr. Somerhalder, and three times for each of the other named executive officers. The guidelines require that each executive retain at least 75% of net shares

(after tax withholding) from their equity awards until the ownership requirements are met. In calculating compliance with the ownership guidelines, we include all of the stock owned by an executive, restricted stock and in-the-money value of vested stock options, and stock included in an executive’s account under our Retirement Savings Plus Plan and Nonqualified Savings Plan. As of December 31, 2014, each of our named executive officers met the ownership guidelines.

2015 Compensation Program

The Compensation Committee and the board of directors approved several changes to the compensation program for 2015:

•	Effective January 1, 2015, base salaries for the executive officers were increased by 3%, which is consistent with our overall increase budget for salaried employees.

•

Performance share units granted in 2015 will have two performance metrics – relative total shareholder return (weighted at 75%) and cumulative earnings per share (weighted at 25%) – which will be measured over a three-year performance period.

EXECUTIVE COMPENSATION

Compensation Paid to Named Executive Officers

The Summary Compensation Table below reflects the total compensation earned by our chief executive officer, our chief financial officer and each of our three most highly compensated executive officers who served as an executive officer as of December 31, 2014. These five officers are our “named executive officers.”

Summary Compensation Table

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)		Stock Awards ($)(3)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)(6)	Total ($)

John W. Somerhalder II	2014	969,506	—		4,372,269	—	1,352,563	970,956	159,041	7,824,335
Chairman, President and Chief Executive Officer	2013	931,725	—		3,671,374	—	1,921,067	0	64,050	6,588,216
	2012	919,000	—		3,223,441	—	0	321,622	63,388	4,527,451

Andrew W. Evans	2014	553,349	—		1,286,041	—	462,102	351,600	75,687	2,728,779
Executive Vice President and Chief Financial Officer	2013	517,524	—		912,260		632,932	0	40,482	2,103,198
	2012	512,400	—		1,401,144	—	0	140,525	42,245	2,096,314

Henry P. Linginfelter	2014	541,329	—		1,094,114	—	594,383	449,150	71,654	2,750,630
Executive Vice President, Distribution Operations	2013	508,211	—		892,180	—	617,334	0	39,356	2,057,081
	2012	501,270	—		1,383,371	—	0	186,959	29,584	2,101,184

Paul R. Shlanta	2014	446,627	—		673,292	—	435,470	363,058	64,234	1,982,681
Executive Vice President, General Counsel and Chief Ethics and Compliance Officer	2013	424,917	—		565,129	—	442,494	0	39,475	1,472,015
	2012	423,360	—		496,094	—	0	154,754	37,615	1,111,823

Peter I. Tumminello	2014	363,961	—		343,157	—	3,550,000	297,880	58,092	4,613,090
Executive Vice President, Wholesale Services and President, Sequent Energy Management, LP	2013	349,777	200,000	(2)	488,412	—	798,076	0	45,560	1,881,825
	2012	345,000	—		852,931	—	245,453	111,298	29,403	1,584,085

(1)	For each of the named executive officers, includes salary that was eligible for deferral, at the election of the named executive officer, under our Retirement Savings Plus Plan and Nonqualified Savings Plan.

(2)	Reflects the cash portion of a special award granted to Mr. Tumminello in connection with the sale of Compass Energy Services in 2013.

(3)	Reflects the aggregate grant date fair value of stock awards, which was computed in accordance with FASB ASC Topic 718 without regard to estimated forfeitures related to service-based vesting conditions. The assumptions used in calculating these amounts are incorporated by reference to Note 7—“Stock-Based Compensation” to the financial statements in our annual report on Form 10-K filed with the SEC on February 12, 2015. The grant date fair value of the restricted stock units granted in 2014 was determined by reference to the closing price of the shares on the grant date. The grant date fair value of the performance unit awards granted in 2014 was computed by multiplying (i) the target number of units awarded to each named executive officer, which was the assumed probable outcome as of the grant date, by (ii) the closing price of the underlying shares on the grant date. Assuming, instead, that the highest level of performance conditions would be achieved, the grant date fair values of these performance unit awards would have been $6,652,400 for Mr. Somerhalder, $1,956,909 for Mr. Evans, $1,664,735 for Mr. Linginfelter, $1,024,788 for Mr. Shlanta and $522,206 for Mr. Tumminello.

(4)	Reflects annual incentive compensation earned under our annual incentive plan (or Mr. Tumminello’s annual incentive arrangement).

(5)	Reflects the aggregate change in the actuarial present value of the named executive officer’s accumulated benefit under the Retirement Plan, which we refer to as the Pension Plan, and the Excess Plan, both of which are defined benefit plans, and, in addition, for Mr. Somerhalder, under the terms set forth in an individual agreement. None of the named executive officers received any interest on deferred compensation at an above-market rate of interest.

(6)	The following table reflects the items that are included in the “All Other Compensation” column for 2014.

All Other Compensation Detail

Name	Company Contributions to the Retirement Savings Plus Plan ($)(a)	Company Contributions to the Nonqualified Savings Plan ($)(a)	Perquisites ($)(b)	Other Income ($)	Total All Other Compensation ($)
John W. Somerhalder II	13,520	131,521	14,000	—	159,041
Andrew W. Evans	11,375	50,312	14,000	—	75,687
Henry P. Linginfelter	13,520	46,730	11,404	—	71,654
Paul R. Shlanta	13,520	32,714	18,000	—	64,234
Peter I. Tumminello	13,520	30,572	14,000	—	58,092

(a)	Amounts of matching contributions contributed by the Company to the Retirement Savings Plus Plan and Nonqualified Savings Plan are calculated on the same basis for all plan participants in the relevant plan, including the named executive officers.

(b)	Reflects the incurred cost to the Company in connection with financial planning and tax return preparation benefits.

Grants of Plan-Based Awards

The following table presents information concerning plan-based awards granted to each of the named executive officers during 2014.

2014 Grants of Plan-Based Awards

Name				Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)(2)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards ($)(5)
	Grant Date		Approval Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

John W. Somerhalder II	02/03/14				1,072,464	2,144,928
	02/10/14	(3)	02/04/14	—			30,510	61,020	122,040		3,326,200
	02/10/14	(4)	02/04/14					22,820			1,046,069

Andrew W. Evans	02/03/14				363,635	727,270
	02/10/14	(3)	02/03/14	—			8,975	17,950	35,900	—	978,455
	02/10/14	(4)	02/03/14					6,710			307,586

Henry P. Linginfelter	02/03/14		02/03/14		355,736	711,472
	02/10/14	(3)	02/03/14	—			7,635	15,270	30,540	—	832,368
	02/10/14	(4)	02/03/14					5,710			261,746

Paul R. Shlanta	02/03/14		02/03/14		247,029	494,058
	02/10/14	(3)	02/03/14	—			4,700	9,400	18,800	—	512,394
	02/10/14	(4)	02/03/14					3,510			160,898

Peter I. Tumminello	02/03/14		02/03/14		391,250	443,750
	02/10/14	(3)	02/03/14	—			2,395	4,790	9,580		261,103
	02/10/14	(4)	02/03/14					1,790			82,054

(1)	Reflects annual incentive opportunity for 2014 under the annual incentive plan and the OPIP.

(2)	The annual incentive award includes a corporate component and a business unit component. The threshold payout amount for the 2014 corporate component was as follows: $319,937 for Mr. Somerhalder; $107,903 for Mr. Evans; $105,559 for Mr. Linginfelter; and $73,693 for Mr. Shlanta. The 2014 business unit component consisted of a series of differently-weighted metrics and could pay out anywhere from 0% to 200% of target. Accordingly, the business unit component did not include a threshold amount.

The annual incentive award for Mr. Tumminello is not subject to a true maximum as it is based on an incentive pool. Please refer to page 53 for more detail.

(3)	Reflects performance share units granted under the OPIP with a 36-month performance measurement period that ends December 31, 2016. These units are payable 50% in shares of AGL Common Stock and 50% in cash.

(4)	Reflects restricted stock units granted under the OPIP with a 12-month performance measurement period that ended December 31, 2014.

(5)	Reflects the aggregate grant date fair value of stock awards, which are based on target-level award and computed in accordance with FASB ASC Topic 718. The assumptions used in calculating these amounts are incorporated by reference to Note 7—“Stock-Based Compensation” to the financial statements in our annual report on Form 10-K filed with the SEC on February 12, 2015.

Outstanding Equity Awards at Fiscal Year End

The following table presents information concerning outstanding equity awards held by the named executive officers as of December 31, 2014.

Outstanding Equity Awards at 2014 Fiscal Year End

		Option Awards					Stock Awards
Name		Date of Grant	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexer- cised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)	Market Value of Shares or Units of Stock that Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vest (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, or Units or Other Rights that Have Not Vested ($)

John W. Somerhalder II		03/03/06	200,000	—	35.83	03/03/16	—	—	—	—
		01/30/07	65,700	—	38.96	01/30/17	—	—	—	—
		02/05/08	51,900	—	39.03	02/05/18	—	—	—	—
		02/03/09	66,800	—	31.09	02/03/19	—	—	—	—
	(1)	02/07/11	—	—	—	—	5,450	203,939	—	—
	(2)	02/17/12	—	—	—	—	—	—	55,850	2,526,838
	(5)	02/05/13	—	—	—	—	—	—	24,150	1,010,436
	(6)	02/05/13	—	—	—	—	—	—	56,340	3,071,093
	(7)	02/10/14							22,820	1,046,069
	(8)	02/10/14							61,020	3,326,200
Andrew W. Evans	(1)	02/07/11	—	—	—	—	1,807	67,618	—	—
	(2)	02/17/12	—	—	—	—	—	—	13,880	627,977
	(3)	07/30/12	—	—	—	—	14,750	600,030	—	—
	(5)	02/04/13	—	—	—	—	—	—	6,000	251,040
	(6)	02/04/13	—	—	—	—	—	—	14,000	763,140
	(7)	02/10/14							6,710	307,586
	(8)	02/10/14							17,950	978,455
Henry P. Linginfelter	(1)	02/07/11	—	—	—	—	1,767	66,121	—	—
	(2)	02/17/12	—	—	—	—	—	—	13,570	613,952
	(3)	07/30/12	—	—	—	—	14,750	600,030	—	—
	(4)	02/04/13	—	—	—	—	—	—	5,870	245,601
	(5)	02/04/13	—	—	—	—	—	—	13,690	746,242
	(7)	02/10/14							5,710	261,746
	(8)	02/10/14							15,270	832,368

		Option Awards					Stock Awards
Name		Date of Grant	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexer- cised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)	Market Value of Shares or Units of Stock that Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vest (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, or Units or Other Rights that Have Not Vested ($)
Paul R. Shlanta		02/05/08	8,700	—	39.03	02/05/18	—	—	—	—
		02/03/09	11,840	—	31.09	02/03/19	—	—	—	—
	(1)	02/07/11	—	—	—	—	907	33,940	—	—
	(2)	02/17/12	—	—	—	—	—	—	8,600	389,092
	(4)	02/04/13	—	—	—	—	—	—	3,720	155,645
	(5)	02/04/13	—	—	—	—	—	—	8,670	472,602
	(7)	02/10/14							3,510	160,898
	(8)	02/10/14							9,400	512,394
Peter I. Tumminello		01/30/07	4,400	—	38.96	01/30/17	—	—	—	—
		02/05/08	3,500	—	39.03	02/05/18	—	—	—	—
		02/03/09	4,970	—	31.09	02/03/19	—	—	—	—
	(1)	02/07/11	—	—	—	—	683	25,558	—	—
	(2)	02/17/12	—	—	—	—	—	—	4,380	198,166
	(3)	07/30/12	—	—	—	—	14,750	600,030	—	—
	(4)	02/04/13	—	—	—	—	—	—	1,890	79,078
	(5)	02/04/13	—	—	—	—	—	—	4,420	240,934
	(6)	05/03/13	—	—	—	—	3,046	133,689	—	—
	(7)	02/10/14							1,790	82,054
	(8)	02/10/14							4,790	261,103

(1)	Restricted stock units having satisfied criteria for the applicable performance measurement period, converted into an equal number of shares of restricted stock and vest at the rate of one-third per year, with vesting dates on March 1, 2013, March 1, 2014 and March 1, 2015.

(2)	Performance share unit awards have a performance measurement period related to the Company’s RTSR, with the measurement period ending on December 31, 2014. Awards shall be payable 50% in shares of AGL Resources common stock and 50% in cash. The RTSR as of December 31, 2014 results in a payout percentage of 83%.

(3)	Reflects restricted stock awards granted under the OPIP with a three-year cliff vesting requirement.

(4)	Restricted stock units having satisfied criteria for the applicable performance measurement period, converted into an equal number of shares of restricted stock and vest at the rate of one-third per year, with vesting dates on March 1, 2015, March 1, 2016 and March 1, 2017.

(5)	Performance share unit awards have a performance measurement period related to the Company’s RTSR, with the measurement period ending on December 31, 2015. Awards shall be payable 50% in shares of AGL Resources common stock and 50% in cash.

(6)	Reflects restricted stock award granted under the OPIP with a three-year ratable vesting requirement.

(7)	Restricted stock units having a performance measurement period related to the Company’s EBITDA, with the measurement period ended December 31, 2014.

(8)	Performance share unit awards have a performance measurement period related to the RTSR, with the measurement period ending on December 31, 2016. Awards shall be payable 50% in shares of AGL Resources common stock and 50% in cash.

Option Exercises and Stock Vested

The following table presents information concerning stock options exercised by the named executive officers in 2014 and stock awards held by our named executive officers that vested in 2014.

2014 Stock Option Exercises and Stock Vested

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(1)
John W. Somerhalder II	—	—	36,842	1,779,015
Andrew W. Evans			13,332	649,280
Henry P. Linginfelter	26,900	384,161	13,037	634,917
Paul R. Shlanta	20,200	294,962	6,944	339,270
Peter I. Tumminello			6,875	342,770

(1)	Represents the number of shares that vested in 2014 and the aggregate value of such shares based upon the fair market value of our common stock on the applicable vesting date.

Pension Benefits

The table below shows the present value of accumulated benefits payable to each of the named executive officers, including the number of years of service credited to each such named executive officer under our Pension Plan and Excess Plan, and, for Mr. Somerhalder, under terms set forth in an individual agreement. Assumptions used in the calculations are set forth in a table below the footnotes to the following table.

2014 Pension Benefits

Name	Plan Name(1)(2)	Number of Years Credited Service (#)		Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
John W. Somerhalder II	Pension Plan	9		318,155	—
	Excess Plan	9		1,978,387	—
	Individual Agreement(3)	9	(4)	731,925	—
Andrew W. Evans	Pension Plan	13		331,697	—
	Excess Plan	13		634,336	—
Henry P. Linginfelter	Pension Plan	34		763,585	—
	Excess Plan	34		702,190	—
Paul R. Shlanta	Pension Plan	17		503,397	—
	Excess Plan	17		771,334	—
Peter I. Tumminello	Pension Plan	11		295,249	—
	Excess Plan	11		579,371	—

(1)	The AGL Resources Inc. Retirement Plan, which we refer to as the Pension Plan, is a broad-based, tax-qualified defined benefit plan. Generally, all of our union employees who have a hire date on, or before, December 31, 2012, and all of our non-union employees who have a hire date on, or before, December 31, 2011 are eligible to participate in the Pension Plan, upon completion of one year of service and attainment of age 21. Plan benefits are determined, generally, by a “career average” earnings formula. Generally, the Pension Plan provides that the term “compensation” means base pay, overtime and bonuses. Benefits vest upon completion of five years of service. A participant’s accrued benefit is calculated based upon the normal form of benefits for that participant, as of the date the participant will reach the Pension Plan’s normal retirement age of 65. The normal form of benefits for a participant who is single is a life annuity. The normal form for a married participant is a joint and 50% survivor annuity. The Pension Plan provides for the payment of benefits in other forms, if the participant so elects. These other forms include various annuities, and (for a broad class of employees, including the named executive officers) only in cases where a participant’s benefit is less than $10,000, a single lump sum payment. Other employee groups may elect an unlimited lump sum. A participant may elect to receive benefits earlier than normal retirement age, once the participant has reached the early retirement age of 55. If a participant elects to commence benefits earlier than normal retirement age, the monthly payments will be reduced to reflect the fact that payments may continue over a longer period of time than if the employee had retired at normal retirement age. If the participant satisfies the Pension Plan’s requirements for early retirement (age 55 with 5 years of service), the reduced amount is subsidized so that the reduction from the full normal retirement benefit is less severe than a full actuarial reduction. If the participant does not satisfy the early retirement criteria, the reduced payments represent the actuarial equivalent of the full normal retirement benefit.

(2)	The AGL Resources Inc. Excess Benefit Plan, which we refer to as the Excess Plan, is a non-qualified, and unfunded, defined benefit plan designed for the benefit of a select group of management or highly compensated employees. Specifically, the Excess Plan is available to our employees who have a hire date on, or before, December 31, 2011, who are adversely affected by limitations set forth in the U.S. tax code, imposed on benefits under a tax-qualified plan, such as the Pension Plan. Benefits under the Excess Plan are calculated pursuant to a formula that first determines what the participant’s benefit would be under the Pension Plan, but for the imposition of the U.S. tax code limits and then subtracts from that figure, the amount the participant will actually be entitled to under the Pension Plan. Benefits under the Excess Plan are paid in the same forms available under the Pension Plan, and are distributed at the later of separation from service or age 62.

(3)	Mr. Somerhalder’s individual agreement provides for one additional year of benefit accrual credit under the Pension Plan and Excess Plan for each year of service completed, up to a maximum of five additional years.

(4)	In accordance with the terms of Mr. Somerhalder’s individual agreement, a maximum of five years of credited service is used in this calculation.

Pension Benefit Assumptions

We used the following assumptions in calculating the present value of accumulated benefits:

• Retirement age:	Earliest unreduced
• Payment form:	Life annuity
• Discount rate:	4.20% at 12/31/2014
• Postretirement mortality:	RP-2014 mortality table, backed up to 2007 by Scale MP2014 and projected forward with the Mercer SSA intermediate alternative mortality improvement scale.
• Salary scale:	None
• Preretirement decrements: (mortality, withdrawals, disability)	None

Nonqualified Deferred Compensation

The table below relates to and describes compensation deferred by named executive officers under our Nonqualified Savings Plan.

Nonqualified Deferred Compensation

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(3)
John W. Somerhalder II	202,340	131,521	420,564	—	2,621,909
Andrew W. Evans	80,652	50,312	53,979	—	1,080,848
Henry P. Linginfelter	77,973	46,730	55,767	—	932,252
Paul R. Shlanta	53,265	32,714	106,214	—	1,328,058
Peter I. Tumminello	47,034	30,572	69,360	—	1,690,643

(1)	All amounts set forth in this column are included in the Summary Compensation Table in the Salary column.

(2)	All amounts set forth in this column represent Company contributions to our Nonqualified Savings Plan and are included in the Summary Compensation Table in the All Other Compensation column.

(3)	Amounts set forth in this column for each named executive officer include amounts previously reported in the Summary Compensation Table, in the previous years when earned if that officer’s compensation was required to be disclosed in a previous year. Amounts previously reported in such years include previously earned, but deferred, salary and annual incentive and Company matching contributions. This total reflects each named executive officer’s deferrals, matching contributions and investment experience.

The Nonqualified Savings Plan allows eligible employees to defer up to 75% of base salary and up to 100% of annual incentive pay as before-tax contributions. The timing restrictions for contribution deferral elections are intended to comply with Section 409A of the U.S. tax code, as well as other applicable tax code provisions. For Employees who participate in our pension plan, including the named executive officers, the Company matches contributions at a rate of 65% of participant contributions, up to the first 8% of the participant’s covered compensation. However, matching contributions under the Nonqualified Savings Plan are offset by the maximum matching contributions the participant could receive under our tax-qualified Retirement Savings Plus Plan. Each participant in the Nonqualified Savings Plan has a plan account, which represents a bookkeeping entry reflecting contributions and earnings/losses on the actual performance of the participant’s notional investments. Participants are always 100% vested in their own contributions and vest in employer matching contributions over a three-year period according to a vesting schedule. The vesting associated with employer matching contributions is based upon employment service with the Company and is not subject to vesting based upon when the contribution itself was made. Distributions of a participant’s account balance occur following a termination of employment. Participants have the option of taking distributions, following termination of employment, in the following forms: (i) a single lump sum cash payment; (ii) a lump sum cash payment of a portion of the participant’s account, with the remainder distributed in up to ten equal annual installments; or (iii) between one and ten equal annual installments. The notional investment choices under the Nonqualified Savings Plan are similar to the investment choices in the Retirement Savings Plus Plan.

Potential Payments upon Termination or Change in Control

We have entered into certain agreements and maintain certain plans that will require us to provide compensation and benefits to our named executive officers in the event of a termination of employment following a change in control of our Company. We do not otherwise maintain any agreement, plan or practice that specifically provides for compensation to a named executive officer upon termination of employment. The appropriate amount of compensation payable to each named executive officer in each relevant situation is listed in the tables below. Footnotes relating to all of these tables follow the last table on page 72.

The following table describes the potential payments upon termination of employment with the Company for John W. Somerhalder II, our chairman, president and chief executive officer.

Executive Benefits and Payments Upon Termination(1)	Potential Payments Upon Termination Other Than in Connection with a Change in Control			Potential Payments Upon Termination Following a Change in Control	Death or Disability (6)
	Voluntary Termination (2)	Involuntary Not for Cause Termination (3)	For Cause Termination (4)	Involuntary or Good Reason Termination (5)
Cash Severance:
Base Salary	$—	(3)	$—	$1,949,934	$—
Short-term Incentive	(2)	(3)	—	2,633,275	1,352,563
Long-term Incentives:
Unvested Restricted Stock	(2)	(3)	—	1,613,495	627,126
Unvested Restricted Stock Units	(2)	(3)	—	1,243,918	277,290
Unvested Performance Share Units	(2)	(3)	—	6,200,512	(6)
Unvested Stock Options	(2)	—	—	—	—
Benefits & Perquisites:
Post-retirement/Post-termination Health Care and Life Insurance	—	—	—	114,724	(6)
Disability Benefits	—	—	—	—	(6)
Death Benefit	—	—	—	—	(6)
Accrued Vacation Pay	7,500	7,500	7,500	7,500	7,500
Outplacement Assistance	—	(3)	—	243,742	—
Sub-Total:	(2)	(3)	7,500	14,007,100	(6)
280G Cutback:	N/A	N/A	N/A	N/A	N/A
TOTAL:	(2)	(3)	$7,500	$14,007,100	(6)

The following table describes the potential payments upon termination of employment with the Company for Andrew W. Evans, our executive vice president and chief financial officer.

Executive Benefits and Payments Upon Termination(1)	Potential Payments Upon Termination Other than in Connection with a Change in Control			Potential Payments Upon Termination Following a Change in Control	Death or Disability (6)
	Voluntary Termination (2)	Involuntary Not for Cause Termination (3)	For Cause Termination (4)	Involuntary or Good Reason Termination (5)
Cash Severance:
Base Salary	$—	(3)	$—	$1,118,876	$—
Short-term Incentive:	—	—	—	884,056	462,102
Long-term Incentives:
Unvested Restricted Stock	—	—	—	1,229,563	803,720
Unvested Restricted Stock Units	—	—	—	365,762	81,534
Unvested Performance Share Units	—	—	—	1,591,510	(6)
Unvested Stock Options	—	—	—	—	—
Benefits & Perquisites:
Post-retirement/Post-termination Health Care and Life Insurance	—	—	—	54,572	(6)
Disability Benefits	—	—	—	—	(6)
Death Benefit	—	—	—	—	(6)
Accrued Vacation Pay	4,303	4,303	4,303	4,303	4,303
Outplacement Assistance	—	(3)	—	139,860	—
Sub-Total:	4,303	(3)	4,303	5,388,502	(6)
280G Cutback:	N/A	N/A	N/A	(416,466)	N/A
TOTAL:	$4,303	(3)	$4,303	$4,972,036	(6)

The following table describes the potential payments upon termination of employment with the Company for Henry P. Linginfelter, our executive vice president, distribution operations.

Executive Benefits and Payments Upon Termination(1)	Potential Payments Upon Termination Other than in Connection with a Change in Control			Potential Payments Upon Termination Following a Change in Control	Death or Disability (6)
	Voluntary Termination (2)	Involuntary Not for Cause Termination (3)	For Cause Termination (4)	Involuntary or Good Reason Termination (5)
Cash Severance:
Base Salary	$—	(3)	$—	$1,094,572	$—
Short-term Incentive	(2)	—	—	1,005,939	594,383
Long-term Incentives:			—
Unvested Restricted Stock	(2)	—	—	1,220,297	800,339
Unvested Restricted Stock Units	(2)	—	—	311,252	83,159
Unvested Performance Share Units	(2)	—	—	1,514,652	(6)
Unvested Stock Options	—	—	—	—	—
Benefits & Perquisites:
Post-retirement/Post-termination Health Care and Life Insurance	—	—	—	95,813	(6)
Disability Benefits	—	—	—	—	(6)
Death Benefit	—	—	—	—	(6)
Accrued Vacation Pay	8,948	8,948	8,948	8,948	8,948
Outplacement Assistance	—	(3)	—	136,822	—
Sub-Total:	(2)	(3)	8,948	5,388,295	(6)
280G Cutback:	N/A	N/A	N/A	(988,265)	N/A
TOTAL:	(2)	(3)	$8,948	$4,400,030	(6)

The following table describes the potential payments upon termination of employment with the Company for Paul R. Shlanta, our executive vice president, general counsel and chief ethics and compliance officer.

Executive Benefits and Payments Upon Termination(1)	Potential Payments Upon Termination Other than in Connection with a Change in Control			Potential Payments Upon Termination Following a Change in Control	Death or Disability (6)
	Voluntary Termination (2)	Involuntary Not for Cause Termination (3)	For Cause Termination (4)	Involuntary or Good Reason Termination (5)
Cash Severance:
Base Salary	$—	(3)	$—	$898,286	(6)
Short-term Incentive	(2)	(3)	—	730,466	435,470
Long-term Incentives:
Unvested Restricted Stock	(2)	(3)	—	252,199	96,742
Unvested Restricted Stock Units	(2)	(3)	—	191,330	42,651
Unvested Performance Share Units	(2)	(3)	—	954,652	(6)
Unvested Stock Options	—	—	—	—	—
Benefits & Perquisites:
Post-retirement/Post-termination Health Care and Life Insurance	—	—	—	107,691	(6)
Disability Benefits	—	—	—	—	(6)
Death Benefit	—	—	—	—	(6)
Accrued Vacation Pay	13,172	13,172	13,172	13,172	13,172
Outplacement Assistance	—	(3)	—	112,286	—
Sub-Total:	(2)	(3)	13,172	3,260,082	(6)
280G Cutback:	N/A	N/A	N/A	(637,936)	N/A
TOTAL:	(2)	(3)	$13,172	$2,622,146	(6)

The following table describes the potential payments upon termination of employment with the Company for Peter I. Tumminello, executive vice president, wholesale services and president, Sequent.

Executive Benefits and Payments Upon Termination(1)	Potential Payments Upon Termination Other than in Connection with a Change in Control			Potential Payments Upon Termination Following a Change in Control	Death or Disability (6)
	Voluntary Termination (2)	Involuntary Not for Cause Termination (3)	For Cause Termination (4)	Involuntary or Good Reason Termination (5)
Cash Severance:
Base Salary	$—	(3)	$—	$732,022	$—
Short-term Incentive	—	(3)	—	4,245,552	3,550,000
Long-term Incentives:
Unvested Restricted Stock	—	(3)	—	1,110,368	751,733
Unvested Restricted Stock Units	—	(3)	—	97,573	21,751
Unvested Performance Share Units	—	(3)	—	486,411	(6)
Unvested Stock Options	—	—	—	—	—
Benefits & Perquisites:
Post-retirement/Post-termination Health Care and Life Insurance	—	—	—	74,596	(6)
Disability Benefits	—	—	—	—	(6)
Death Benefit	—	—	—	—	(6)
Accrued Vacation Pay	—	—	—	—	—
Outplacement Assistance	—	(3)	—	91,503	—
Sub-Total:	(2)	(3)	—	6,838,025	(6)
280G Cutback:	N/A	N/A	N/A	N/A	N/A
TOTAL:	(2)	(3)	(4)	$6,838,025	(6)

Below is a description of the assumptions that we used in creating the tables above. Unless otherwise noted, the descriptions of the payments below are applicable to all of the above tables relating to potential payments upon termination or change in control.

Notes to Potential Payments upon Termination or Change in Control Tables

(1)	For purposes of this analysis, we assumed the executive’s compensation as current base salary, target annual incentive opportunity and target long-term incentive opportunity, each as of December 31, 2014. Each column assumes the named executive officer’s date of termination is December 31, 2014 and the price per share of our common stock on the date of termination is $54.51.

(2)

If the executive leaves voluntarily prior to retirement eligibility, compensation stops as of the termination date. All outstanding and unvested long-term incentive awards would be forfeited. No further benefits would be earned under ERISA-qualified plans. Balances related to compensation deferred under the Nonqualified Savings Plan, if any, would be paid out in the year following the year of termination and at least six months following the date of termination, or later if the executive had timely elected. Prorated accrued and unused vacation would be paid. If the executive was retirement-eligible at the time of voluntary termination and elected to retire, in addition to commencing retirement benefits, he would be entitled to a prorated annual incentive under the annual incentive plan, conditioned on the Company’s satisfaction of applicable performance goals, and prorated vesting of certain long-term incentive awards, conditioned on the Company’s satisfaction of applicable performance goals. The satisfaction of such goals would be measured at the end of the performance period, and any payment would be made at that time. Due to the future performance measurement, the value of the unvested performance-based awards is not currently calculable.

(3)	If the executive is terminated without “cause,” a severance agreement may be executed based upon the facts and circumstances of the termination and in exchange for a release of any future liabilities which might otherwise be claimed by the executive. Due to the wide range and variety of circumstances, there is no preset policy governing involuntary severance compensation. However, any terms of such a special agreement would be subject to the review and approval of the Compensation Committee. Upon such a termination, no further benefits would be earned under ERISA-qualified plans. Balances related to compensation deferred under the Nonqualified Savings Plan, if any, would be paid out in the year following the year of termination and at least six months following the date of termination, or later if the executive had timely elected. Outstanding long-term incentive awards would be forfeited and annual incentive would not be payable.
The prorated value of accrued but unused vacation would be paid.

(4)	If the executive is terminated for “cause,” compensation stops as of the termination date. All outstanding long-term incentive awards would be forfeited. No further benefits would be earned under ERISA-qualified plans. Balances related to compensation deferred under the Nonqualified Savings Plan, if any, would be paid out in the year following the year of termination and at least six months following the date of termination, or later if the executive had timely elected. The prorated value of accrued but unused vacation would be paid.

(5)	If the executive is terminated without cause, or resigns for good reason, generally, within two years of a change in control (as described below) the terms and conditions described below under “Payments upon a Termination in connection with a Change in Control” would apply.

(6)

If the executive’s employment terminates as a result of death, a death benefit would be paid to the executive’s estate in an amount equal to the lesser of one year’s base salary or $250,000 from a Company-sponsored plan that covers all employees. That plan does not discriminate in favor of executives, or highly compensated employees. Upon a determination of long-term disability, payments would be made, based on the level of coverage elected and paid for by the executive, under our group disability plan. Our disability plan is also a plan that does not discriminate in favor of executives, or highly compensated employees. In the event of death or disability, the executive (or the executive’s designated beneficiary) also would receive a prorated annual incentive under the annual incentive plan, conditioned on the Company’s satisfaction of applicable performance goals, and prorated vesting of all unvested stock options. In addition, long-term incentive awards would vest on a pro rata basis with performance conditioned on the Company’s satisfaction of applicable performance goals. The satisfaction of such goals would be measured at the end of the performance period, and any payment made at that time. Due to the future performance measurement, the value of the unvested performance-based awards is not currently calculable.

Balances related to compensation deferred under the Nonqualified Savings Plan, if any, would be paid out in the year following the year of termination, or later if the executive has so elected. The prorated value of accrued but unused vacation would be paid.

Payments upon a Termination in connection with a Change in Control

Each of the named executive officers has a continuity agreement with us, as referenced on page 40 in the Compensation Discussion and Analysis. The purpose of these agreements is to retain key management personnel and assure continued productivity of such personnel in the event of a change in control of our Company.

The continuity agreements define a “change in control” to generally mean the occurrence of any of the following events:

•	the acquisition by a person or group of persons of more than 50% of our voting securities, based upon total fair market value or total voting power;

•	the acquisition, within a twelve-month period by a person or group of more than 35% of the total voting power of the stock of the Company;
•	the replacement, during a twelve-month period of a majority of members of our board of directors with directors not endorsed by a majority of the incumbent directors; or

•	the acquisition by a person or group of assets of the Company, having a fair market value of at least 50% of the fair market value of all Company assets, immediately before such acquisition.

Benefits are only provided under the continuity agreements in the event of a termination without “cause” or resignation for “good reason” within two years after a change in control, or after our announcement of our intention to engage in a transaction that is expected to result in a change in control, provided that a change in control actually occurs. No benefits are provided if a change in control does not occur, for any terminations that occur outside these periods, or for any termination for cause, resignation without good reason, or termination due to death or disability whenever they occur. “Cause” includes failure to perform duties and responsibilities, willful fraud, dishonesty or malfeasance that results in material harm to the Company, or a plea of guilty or no contest to a felony. “Good reason” includes a material diminution of position, duties or responsibilities; material diminution of base salary or annual incentive opportunity (unless consistent with a diminution for all executives at a comparable level), a material breach by the Company of any agreement under which the executive provides services, or a material change in the geographic location (at least 50 miles) of the executive’s primary employment location.

An officer who has a qualifying termination event during the change in control period would be entitled to:

•	a severance benefit equal to two times the sum of his or her base salary plus the average annual incentive compensation actually paid during the three years prior to the year of the qualifying termination;

•

a prorated annual incentive compensation payment for the year of the qualifying termination, based on the number of days the named executive officer was employed by us during that year and the greater of the target annual incentive for the officer or the incentive that would be paid based upon actual performance through the date of termination;

•	two-year continuation of medical, dental and life insurance benefits;

•	potential vesting of long-term incentive compensation, pursuant to the terms of the plan the awards were granted under; and

•	outplacement assistance.

The executives may also receive reimbursement of legal fees in connection with the enforcement of payments under the continuity agreements.

If the payments under the continuity agreements and under any other compensation arrangement with the Company, were to exceed three times the base amount permitted under Section 280G(b)(3) of the U.S. tax code, the payments would be reduced and payable only to the maximum amount which could be paid without the imposition of the excise tax under Section 4999 of the U.S. tax code, unless the officer’s payment of such excise taxes and all other applicable taxes on the full payment amount would result in him or her receiving a greater resulting amount, net of such taxes. For 2014, calculations performed on amounts potentially payable if severance under the continuity agreements was triggered reflect that a reduction (or “cutback”) would be more beneficial to Messrs. Evans, Linginfelter and Shlanta than payment of the extra taxes but not for Messrs. Somerhalder and Tumminello. Where applicable the tables reflect the amount of the required cutback and the net payments payable after the cutback was applied.

The continuity agreements contain covenants on the part of the executive relating to the maintenance of our confidential information and that require the executive to refrain from taking action that disparages the reputation of the Company or any of its subsidiaries or, for a period of 24 months following a qualifying termination, from soliciting employees of the Company or its subsidiaries.

Summary of Potential Payments upon a Change in Control

The following table summarizes the value of the payments that each of our named executive officers would receive as a result of the vesting of long-term incentive awards if a change in control had occurred on December 31, 2014, the awards were not assumed or substituted by the successor company, and the executive did not incur a termination of employment. The amounts in the table exclude the value of long-term incentive awards that were vested by their terms on December 31, 2014. If the awards were assumed or substituted by the successor company in such an instance, then the awards will continue to vest pursuant to their original terms and no value would be received by our named executive officers.

	John W. Somerhalder II	Andrew W. Evans	Henry P. Linginfelter	Paul R. Shlanta	Peter I. Tumminello
Stock Options	$—	$—	$—	$—	$—
Unvested Restricted Stock	1,613,495	1,229,563	1,220,297	252,199	1,110,368
Unvested Restricted Stock Units	1,243,918	365,762	311,252	191,330	95,573
Unvested Performance Share Units	6,200,512	1,591,510	1,514,652	954,652	486,411
Total	$9,057,925	$3,186,835	$3,046,201	$1,398,181	$1,692,352

Each column assumes the change in control had occurred on December 31, 2014 and the price per share of our common stock on the date of termination is $54.51. All awards were granted under our OPIP, which provides that such awards will only become vested and non-forfeitable immediately following the change in control (absent a qualifying termination of employment), if the surviving entity fails to assume or substitute the awards.

Equity Compensation Plan Information

The following table provides information as of December 31, 2014, with respect to the shares of our common stock that may be issued under our existing equity compensation plans:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)(1)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column(a)) (c)(1)
Equity compensation plans approved by security holders	1,023,692	$37.17	2,872,272
Equity compensation plans not approved by security holders	0	0	1,551,040
Total	1,023,692	—	4,423,312

(1)	Includes shares issuable as follows:

Name of Plan	Approved by Security Holders	Active/ Inactive Plan (a)	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Outstanding Options)
Omnibus Performance Incentive Plan, as Amended and Restated (OPIP)	Ö	Active	587,292	2,411,295	(b)
Long-Term Incentive Plan (1999)	Ö	Inactive	436,400	0
2006 Directors Plan	Ö	Active	N/A	38,413
Employee Stock Purchase Plan	Ö	Active	N/A	422,564
Subtotal—Approved Plans			1,023,692	2,872,272
Assumed Nicor Inc. Plan Shares under OPIP(c)	No	Active	0	1,551,040
Subtotal—Not Approved Plans			0	1,551,040
Total	—	—	1,023,692	4,423,312

(a)	No further grants will be made under the inactive plan except for reload options that may be granted under outstanding option agreements under the 1999 Long-Term Incentive Plan.

(b)	The Omnibus Performance Incentive Plan, as Amended and Restated (OPIP), includes separate pools of shares for share counting purposes. The amount shown in the table above includes 1,000,000 shares which are available for future issuance as awards pursuant to stock options or stock appreciation rights under the “Remainder Reserve.” If issued pursuant to full value awards (which include awards other than stock options or stock appreciation rights), only 200,000 shares could be issued under the Remainder Reserve. In such event, the number of securities remaining available for future issuance under the OPIP, the subtotal for approved plans, and the total each would decrease by 800,000 shares.

(c)	Pursuant to the terms of the OPIP, which was approved by our shareholders, shares available under a shareholder-approved plan of a company acquired by the Company (as appropriately adjusted to reflect the transaction) may be issued under the OPIP pursuant to awards granted to individuals who were not employees of the Company or a related company immediately before such transaction. These assumed shares do not count against the maximum share limitation specified in the OPIP. Such assumption of shares in a merger does not require approval of our shareholders under the rules of the New York Stock Exchange or otherwise. The shares designated as “Assumed Nicor Inc. Plan Shares” in the table above remained available under the Nicor Inc. 2006 Long-Term Incentive Plan, as amended, at the time of our merger with Nicor Inc. These shares were assumed under the OPIP and are available for future issuance to persons who were not employees of the Company or a related company immediately prior to our merger with Nicor Inc.

PROPOSAL 3—ADVISORY VOTE ON EXECUTIVE COMPENSATION

In accordance with Section 14A of the Exchange Act, each year, our shareholders have the opportunity to vote to approve, on an advisory (non-binding) basis, the compensation of our named executive officers as disclosed in our annual proxy statement in accordance with the SEC’s rules.

As described in detail under the heading “Executive Compensation—Compensation Discussion and Analysis,” our executive compensation programs are designed to attract, motivate and retain our named executive officers, who are critical to our success. Under these programs, our named executive officers are rewarded for the achievement of specific annual, long-term and strategic goals, corporate goals and the realization of increased shareholder value. Please read the “Compensation Discussion and Analysis” beginning on page 37 for additional details about our executive compensation programs, including information about the fiscal year 2014 compensation of our named executive officers.

The Compensation Committee reviews the compensation programs for our named executive officers in an effort to achieve the desired goals of aligning our executive compensation structure with Company performance, our shareholders’ interests and current market practices. We believe that this alignment motivates our executives to achieve our key financial and strategic goals, creating long-term shareholder value.

We are asking our shareholders to indicate their support for our named executive officer compensation as described in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives our shareholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. Accordingly, we are asking our shareholders to vote “FOR” the following resolution at the annual meeting:

“RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2015 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the accompanying compensation tables and the related narrative disclosure.”

The say-on-pay vote is advisory and therefore not binding on the Company, the Compensation Committee or our board of directors. Our board of directors and our Compensation Committee value the opinions of our shareholders. Following the annual meeting, we will consider our shareholders’ feedback and the Compensation Committee will evaluate whether any actions are necessary to address this feedback.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT.

PROPOSAL 4— APPROVAL OF AN AMENDMENT TO THE COMPANY’S AMENDED AND RESTATED ARTICLES OF INCORPORATION TO PROVIDE HOLDERS OF AT LEAST 25% OF THE VOTING POWER OF ALL OUTSTANDING SHARES ENTITLED TO VOTE THE RIGHT TO CALL A SPECIAL MEETING OF SHAREHOLDERS

The board is requesting that shareholders approve an amendment to article VIII of the Company’s amended and restated articles of incorporation so that shareholders of record holding, in a net long position continuously for at least one year, not less than 25% of all outstanding shares entitled to vote will have the right to call a special meeting of shareholders, subject to procedures set forth in section 1.3 of the Company’s bylaws. A shareholder’s “net long position” is the amount of shares in which the shareholder holds a positive (i.e., “long”) economic interest, reduced by the amount of shares in which the shareholder holds a negative (i.e., “short”) economic interest.

Currently, article VIII of the Company’s amended and restated articles of incorporation permits holders of not less than 100% of the shares of the Company’s then outstanding common stock to call a special meeting of shareholders. Similarly, section 1.3 of the Company’s bylaws, as amended, requires the Company to hold a special meeting of shareholders upon delivery to the Company’s Corporate Secretary of a signed and dated written demand for the meeting from holders of 100% of the votes entitled to be cast on any issues proposed to be considered at the proposed special meeting of shareholders.

The proposed amendment would amend article VIII of the Company’s amended and restated articles of incorporation as set forth below, with the changes noted:

At any time in the interval between annual meetings of shareholders, special meetings of the shareholders may be called by the Chairman of the Board of Directors, the President, the Board of

Directors or the Executive Committee by vote at a meeting, by a majority of Directors in writing without a meeting, or by the holders of not less than ~~100%~~ 25% of the shares of Common Stock then outstanding and entitled to vote, who held that amount of shares in a net long position continuously for at least one year. The procedure to be followed by shareholders seeking to call a special meeting of shareholders and the methodology for determining the percentage of votes entitled to be cast by the shareholders seeking to call a special meeting of shareholders (including without limitation the calculation of the amount of a net long position or other limitations or conditions) shall be as set forth in the Corporation’s Bylaws.

The proposed amendment was approved by the board after careful review of the ongoing evolution of corporate governance practices. The board believes that lowering the required ownership threshold to request a special meeting to 25% strikes a balance between enhancing the rights of shareholders to call a special meeting and protecting against the risk that a small minority of shareholders, including shareholders with special interests, could require a special meeting resulting in financial expense, administrative burden and disruption to the Company’s business. For each special meeting of shareholders, the Company would be required to provide each shareholder with notice and proxy materials, which results in significant expenses. Moreover, preparing for shareholder meetings requires significant attention of the Company’s directors, officers and employees, diverting their attention from performing their primary function, which is to operate effectively the Company’s business in the best interest of shareholders. Given these facts, the board believes that special meetings of shareholders should only be called to consider extraordinary matters that are of interest to a broad base of shareholders who cannot have their consideration delayed until the next annual meeting. By taking into account (a) the extent to which shareholders requesting a special meeting hedge their shares (or otherwise offset their economic exposure in their shares) and (b) the length of time those shares have been held, the “net long position” requirement ensures that shareholders seeking to exercise the right to call a special meeting have both a true economic and non-transitory interest in the Company. This length of ownership requirement is consistent with the SEC’s current rules affecting shareholder rights concerning annual and special shareholder meetings. Specifically, it is the same length of ownership requirement for determining a shareholder’s eligibility to submit a shareholder proposal for an annual or special shareholder meeting.

The board is committed to good governance practices and is interested in the views and concerns of the Company’s shareholders. The board will continue to maintain the Company’s existing governance mechanisms that afford management and the board the ability to respond to proposals and concerns of all shareholders, regardless of the level of share ownership.

If the proposed amendment to article VIII of the Company’s amended and restated articles of incorporation is approved by shareholders, it will become effective upon the filing of articles of amendment with the Georgia Secretary of State. The Company will file those articles of amendment promptly after the 2015 Annual Meeting. Following the effectiveness of the articles of amendment, the board will adopt amendments to section 1.3 of the Company’s bylaws including provisions dealing with the information required to be furnished with any special meeting request, the determination of the requesting shareholders’ net long position, the scope of business to be considered at any special meeting, and the date by which a special meeting must be held pursuant to any qualifying request.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE AMENDMENT OF THE COMPANY’S AMENDED AND RESTATED ARTICLES OF INCORPORATION.

PROPOSAL 5—SHAREHOLDER PROPOSAL: INDEPENDENT CHAIRMAN POLICY

The Company has received the following shareholder proposal. Pursuant to Rule 14a-8(l)(1) of the Exchange Act, the Company will provide the name, address and number of securities held by the proponents of this proposal to any shareholder upon receipt of a written or oral request. You may contact our Corporate Secretary for this information at AGL Resources Inc., Attn: Corporate Secretary, P.O. Box 4569, Location 1466, Atlanta, Georgia 30302-4569.

The Company is not responsible for the contents of this proposal or supporting statement, both of which are quoted verbatim in italics below.

What is the proposal?

RESOLVED: That the stockholders of AGL Resources (“AGL” or “the Company”) ask the board of directors to adopt a policy that, whenever possible, the board’s chairman should be an independent director who has not previously served as an executive officer of the Company. The policy should be implemented so as not to violate any contractual obligation. The policy should also specify (a) how to select a new independent chairman if a current chairman ceases to be independent during the time between annual meetings of shareholders; and, (b) that compliance with the policy is excused if no independent director is available and willing to serve as chairman.

SUPPORTING STATEMENT

It is the responsibility of the Board of Directors to protect shareholders’ long-term interests by providing independent oversight of management, including the Chief Executive Officer

(CEO), in directing the corporation’s business and affairs. Currently Mr. John Somerhalder is Chairman of the Board and CEO of our Company. We believe that this scheme may not adequately protect shareholders.

We believe that an independent Chairman who sets agendas, priorities and procedures for the board can enhance board oversight of management and help ensure the objective functioning of an effective board. We also believe that having an independent Chairman (in practice as well as appearance) can improve accountability to shareowners, and we view the alternative of having a lead outside trustee, even one with a robust set of duties, as not adequate to fulfill these functions.

A number of respected institutions recommend such separation. CalPERS’ Corporate Core Principles and Guidelines state that “the independence of a majority of the Board is not enough”; “the leadership of the board must embrace independence, and it must ultimately change the way in which directors interact with management.” In 2009 the Milstein Center at Yale School of management issued a report, endorsed by a number of investors and board members, which recommended splitting the two positions as the default provision for U.S. companies. A commission of The Conference Board stated in a 2003 report “Each corporation should give careful consideration to separating the offices of Chairman of the Board and CEO, with those two roles being performed by separate individuals. The Chairman would be one of the independent directors.”

We believe that the recent economic crisis demonstrates that no matter how many Independent trustees there are on the Board, that Board is less able to provide independent oversight of the officers if the Chairman of that Board is also the CEO of the Company.

We, therefore, urge shareholders to vote FOR this proposal.

What does the board recommend?

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “AGAINST”

THIS PROPOSAL FOR THE FOLLOWING REASONS:

The board has considered this proposal and believes that it is not in the best interests of the Company or its shareholders because (i) the board’s existing leadership structure and composition provide effective independent oversight of management, (ii) the current leadership structure is working effectively and (iii) the proposal would unnecessarily limit the board’s flexibility.

The board strongly believes that the Company’s current leadership structure already achieves the independent leadership and effective management oversight sought by the proposal. Specifically:

•

Currently, 14 of the 15 incumbent members of the board are independent, according to the criteria specified by applicable laws and regulations of the SEC, the listing standards of the New York Stock Exchange and the Company’s Standards for Determining Director Independence.

•

Under the Company’s Corporate Governance Guidelines, if the Chairman is an executive officer or employee of the Company, then the board of directors shall appoint, from among the independent directors, a Lead Director. This has been the Company’s policy since 2007. The Lead Director, appointed from among the board’s independent directors, has significant authority and responsibilities as outlined on page 9 under the heading “Corporate

Governance—Board Leadership Structure.” Recognizing there may be a circumstance where a shareholder or other interested party’s interest should be represented independent of management, a key responsibility of the Lead Director is to receive, review and, where necessary, act upon direct communications from shareholders and other interested parties. Mr. Arthur E. Johnson currently serves as our Lead Director.

•

Non-management directors meet for a portion of each regular meeting in executive sessions chaired by the Lead Director with no members of management present. These executive sessions allow the board to review key decisions and discuss matters in a manner that is independent of the Chief Executive Officer and, where necessary, critical of the Chief Executive Officer and senior management.

•

Each of the board’s standing committees is chaired by an independent director and each of our Audit, Compensation and Nominating, Governance and Corporate Responsibility committees is comprised entirely of independent directors.

The board further believes that the current leadership structure is working effectively. Among other benefits, Mr. Somerhalder’s role as Chief Executive Officer enables him, working with the Lead Director, to act as a bridge between management and the board, helping management and the board to act with a common purpose. Mr. Somerhalder’s combined roles as Chief Executive Officer and Chairman promote unified leadership and direction for the Company. Mr. Somerhalder’s knowledge of the day-to-day operations of the Company, perspective on competitive developments, understanding of shareholder interests, and relationships with business partners and employees allow him to provide effective leadership in his role as Chairman and Chief Executive Officer. Also, a combined Chairman and Chief Executive Officer role allows for more productive board meetings. The board believes the Company’s strong financial performance and achievement of key strategic objectives demonstrates the effectiveness of the current leadership structure.

In view of our highly independent board structure and the Company’s sound governance practices, the Company believes it is important to retain flexibility to adopt the most effective board leadership structure as the facts and circumstances warrant and to be able to select the director best suited to serve as Chairman. The proposal would create an unnecessary limitation on the board’s flexibility and deprive the board of the opportunity to select the most qualified and appropriate individual to lead the board.

The board of directors recommends a vote “AGAINST” this proposal.

PROPOSAL 6—SHAREHOLDER PROPOSAL: GOALS FOR REDUCING GREENHOUSE GAS EMISSIONS

The Company has received the following shareholder proposal. Pursuant to Rule 14a-8(l)(1) of the Exchange Act, the Company will provide the name, address and number of securities held by the proponent of this proposal to any shareholder upon receipt of a written or oral request. You may contact our Corporate Secretary for this information at AGL Resources Inc., Attn: Corporate Secretary, P.O. Box 4569, Location 1466, Atlanta, Georgia 30302-4569.

The Company is not responsible for the contents of this proposal or supporting statement, both of which are quoted verbatim in italics below.

What is the proposal?

Resolved: Shareholders request that AGL Resources Inc. adopt quantitative company-wide goals for reducing GHG emissions from operations and products and report on its plans to achieve these goals by June 2015.

Supporting Statement: In 2013, the Intergovernmental Panel on Climate Change (IPCC), the world’s leading scientific authority on climate change, released its fifth assessment report concluding that human-caused “warming of the climate system is unequivocal,” with many of the impacts of warming already “unprecedented over decades to millennia.”

PWC states that to mitigate climate change the G20 needs to reduce its carbon intensity 6 percent per year and the global economy needs to decarbonize 6 percent per dollar GDP.

In 2012, the US experienced 11 such events resulting in an estimated $110 billion dollars in total damages and 377 fatalities. Drought in the U.S. Midwest in 2012 affected 80 percent of agricultural land, particularly corn and soybean production, costing approximately $30 billion dollars.

Analysis by McKinsey & Co., Deloitte Consulting, and Point380 found that U.S. companies could reduce emissions 3 percent annually between now and 2020 and realize savings up to $780 billion dollars.

Further analysis by Calvert, Ceres, WWF, and David Gardiner and Associates demonstrated that 53 Fortune 100 companies in 2012 alone reported that they are conservatively saving $1.1 billion dollars annually by decreasing their GHG emissions.

In Climate Action and Profitability: CDP S&P 500 Climate Change Report 2014, industry leaders in the S&P 500 that are actively managing and planning for climate change report:

•	18 percent higher return-on-equity than peers and 67 percent higher return-on-equity than companies who do not disclose on climate change.

•	50 percent lower earnings volatility over past decade than low-ranking peers.

•	21 percent stronger dividend growth than low-ranking peers.

While over 500 businesses, including General Motors, Microsoft, and Nike signed the Climate Declaration that states, “Tackling climate change is one of America’s greatest economic opportunities of the 21st century,” AGL Resources Inc. is largely silent on emissions reductions.

The economic, business and societal impacts of climate change are of paramount importance to investors. 767 institutional investors with $92 trillion dollars in assets under management have supported CDP’s request to over 6,000 companies for disclosure of carbon emissions, reduction goals, and climate change strategies to address these risks.

We recommend AGL Resources Inc. take into consideration the IPCC analysis and identified emission reduction targets as it sets its own scientific-based goal. We also recommend that AGL Resources Inc. consider renewable energy procurement as a strategy to achieve its emission reduction goals.

What does the board recommend?

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “AGAINST”

THIS PROPOSAL FOR THE FOLLOWING REASONS:

The Company is engaged primarily in the distribution of natural gas to residential, commercial and industrial customers through a vast pipeline network. For more than a decade we have been committed to aggressively addressing greenhouse gas (GHG) emissions and have a demonstrated track record of success through participation in federal emission reduction programs, investing in system safety and reliability improvements that also lower emissions and through active participation in efforts to develop sound government policy for GHG emissions regulation.

Over the past 20 years, we have been an industry leader in pipeline replacement and repairs, spending over $1.5 billion in Georgia, New Jersey and Virginia to modernize over 2,500 miles of pipeline across our system. Through these safety and reliability activities, a core aspect of our business, we continue to achieve significant GHG emissions reductions. Further, as of 2015, we are embarking upon a nine-year $1.5 billion infrastructure replacement program in Illinois that will also reduce GHG emissions.

In addition to investing heavily to improve our distribution systems:

•	The Company has been a leader in activities to reduce greenhouse gas emissions since 1993, when it joined the Environmental Protection Agency’s Natural Gas STAR Program as an original participant. The Natural Gas STAR Program provides a framework to encourage partner companies to implement methane emissions reducing technologies and practices and document their voluntary emission reduction activities. The Company continuously implements changes to its operations, many of which yield measurable reductions in greenhouse gas and other emissions. During the first ten years of the Company’s participation in Natural Gas STAR, it reduced cumulative emissions by over 700,000 mt CO2E.

•

On January 14, 2015, the White House announced the Environmental Protection Agency’s intention to expand the Natural Gas STAR Program’s voluntary methane emissions program, and the Company intends to remain fully engaged with this initiative.

•

The Company regularly works with its regulators—as well as advocates for legislation—to develop programs to accelerate the replacement of infrastructure, such as pipelines and valves, one of the significant benefits of which is to reduce direct fugitive emissions of methane. The Company’s efforts have been very successful—and were recently featured in the American Gas Association magazine as an example of industry best practices.

•

The Company is one of seven in the natural gas value chain, and one of only two utilities, to form Our Nation’s Energy Future (also known as “ONE Future”), which has the goal of reducing methane leak loss rates across the value chain to less than 1%, a level which all available science indicates is not only cost-effective and attainable, but the point at which natural gas becomes the unassailable fuel of choice from a climate perspective. The EPA cited the ONE Future initiative as one it is committed to continue to work with to develop and verify robust commitments to reduce methane emissions. The Company actively advocates for value chain-wide methane emission standards, and has met with representatives of the White

House, Environmental Protection Agency, Department of Energy, and Federal Energy Regulatory Commission on this issue.

Because of these on-going Company efforts, our demonstrated commitment to GHG emissions reductions and the emergence of federal GHG regulations, the Board does not believe it is in the best interests of the Company, nor would it be an efficient use of Company resources, to establish, at this time, voluntary, quantitative GHG emission reduction goals for the Company’s products and operations and issue a report by June 2015, regarding its plans to achieve these goals. The Board does not believe that the proposed report would add value to the Company’s efforts in this area.

The board of directors recommends a vote “AGAINST” this proposal.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Vanguard Group, Inc. was a beneficial owner of more than 5% of the Company’s common stock during 2014. The Vanguard Group, Inc. or its subsidiaries (“Vanguard”) served as the trustee and recordkeeper for the Birdsall Retirement Savings Plan, which was available to employees in our Tropical Shipping business. In September 2014, we sold our Tropical Shipping business. From January to September 2014, Vanguard was paid approximately $229,357 for trustee and recordkeeping services.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and certain of our officers, including executive officers, and any person who owns more than 10% of our common stock to file reports of initial common stock ownership and changes in common stock ownership with the SEC and the New York Stock Exchange. Such persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms that they file.

To our knowledge, based solely on our review of the copies of such reports received by us and written representations that no other reports were required for those persons during 2014, all filing requirements were met except, due to administrative constraint, as provided in this paragraph. Bryan E. Seas made a single late filing reporting a single transaction. Andrew W. Evans, Henry P. Linginfelter, Melanie M. Platt, Paul R. Shlanta and Peter I. Tumminello each made a single late filing reporting two transactions. John W. Somerhalder II made two late filings reporting two transactions in the first late filing and a single transaction in the second late filing.

GENERAL INFORMATION

2014 Annual Report

A copy of our 2014 annual report is available on the internet at www.proxyvote.com and at our website at www.aglresources.com. The annual report, which contains financial and other information about us, is not incorporated in this proxy statement and is not a part of the proxy soliciting material.

Availability of Corporate Governance Documents

Our Standards for Determining Director Independence, our Corporate Governance

Guidelines, our Code of Business Conduct, our Code of Ethics, and the charters of each of our board committees are available on our website at www.aglresources.com and are available in print to any shareholder who requests them. You may contact our Corporate Secretary for copies at:

AGL Resources Inc.

Attn: Corporate Secretary

P.O. Box 4569, Location 1466

Atlanta, Georgia 30302-4569

Ten Peachtree Place, N.E., Atlanta, Georgia 30309, aglresources.com

AGL RESOURCES INC. MYRA C. BIERRIA 10 PEACHTREE PLACE, LOCATION 1466 ATLANTA, GA 30309	Your telephone or Internet vote authorizes the proxies to vote these shares in the same manner as if you marked, signed and returned your proxy card.

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on April 27, 2015 (or 11:59 p.m. Eastern Time on April 24, 2015 for shares allocated to your account under one of the Company’s 401(k) plans). Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on April 27, 2015 (or 11:59 p.m. Eastern Time on April 24, 2015 for shares allocated to your account under one of the Company’s 401(k) plans). Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M83548-P60668	KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

AGL RESOURCES INC.

The Board of Directors recommends that you vote FOR all nominees listed under Item 1 and FOR Items 2, 3 and 4.
Vote on Directors
1.	Election of Directors

	Nominees:		For	Against	Abstain

	1a. Sandra N. Bane		☐	☐	☐			For	Against	Abstain
	1b. Thomas D. Bell, Jr.		☐	☐	☐		1l. James A. Rubright	☐	☐	☐
	1c. Norman R. Bobins		☐	☐	☐		1m. John W. Somerhalder II	☐	☐	☐
	1d. Charles R. Crisp		☐	☐	☐		1n. Bettina M. Whyte	☐	☐	☐
	1e. Brenda J. Gaines		☐	☐	☐		1o. Henry C. Wolf	☐	☐	☐
	1f. Arthur E. Johnson		☐	☐	☐	Vote on Proposals
	1g. Wyck A. Knox, Jr. 1h. Dennis M. Love 1i. Dean R. O’Hare 1j. Armando J. Olivera 1k. John E. Rau		☐ ☐ ☐ ☐ ☐	☐ ☐ ☐ ☐ ☐	☐ ☐ ☐ ☐ ☐	2. 3. 4.

The ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2015.

The approval of a non-binding resolution to approve the compensation of our named executive officers.

The approval of an amendment to the Company’s amended and restated articles of incorporation to provide holders of at least 25% of the voting power of all outstanding shares entitled to vote the right to call a special meeting of shareholders.

								☐ ☐ ☐	☐ ☐ ☐	☐ ☐ ☐
The Board of Directors recommends you vote AGAINST Items 5 and 6.
						5.	Shareholder proposal regarding independent chairman policy.	☐	☐	☐
						6.	Shareholder proposal regarding goals for reducing greenhouse gas emissions.	☐	☐	☐
For address changes and/or comments, please check this box and write them on the back where indicated.					☐	NOTE: Such other business as may properly come before the meeting or any adjournment thereof.
Please indicate if you plan to attend this meeting.			☐ Yes	☐ No		THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR ALL NOMINEES LISTED UNDER ITEM 1, FOR PROPOSALS 2, 3 AND 4 AND AGAINST PROPOSALS 5 AND 6.

Please sign name(s) exactly as shown below. When signing as executor, administrator, trustee or guardian, give full title as such; when shares have been issued in names of two or more persons, all should sign.

Signature [PLEASE SIGN WITHIN BOX]		Date				Signature (Joint Owners)		Date

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M83549-P60668

AGL Resources Inc. ANNUAL MEETING OF SHAREHOLDERS Tuesday, April 28, 2015 10:00 a.m., Eastern Time 10 Peachtree Place Atlanta, Georgia 30309
Revocable Proxy - Common Stock

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR THE 2015 ANNUAL MEETING OF SHAREHOLDERS

The undersigned hereby appoints John W. Somerhalder II, Paul R. Shlanta and Andrew W. Evans, and each of them, proxies, with full power of substitution, to act for and in the name of the undersigned, to vote all shares of Common Stock of AGL Resources Inc. (the “Company”) that the undersigned is entitled to vote at the 2015 Annual Meeting of Shareholders of the Company, to be held on Tuesday, April 28, 2015, and at any and all adjournments or postponements thereof, as indicated on the reverse side of this card.

The undersigned hereby appoints Merrill Lynch Bank & Trust Co., FSB, which acts as Trustee for the AGL Resources Inc. Retirement Savings Plus Plan (the “AGL 401(k) Plan”) and the Nicor Gas Thrift Plan (the “Nicor 401(k) Plan”), as proxy, to act for and in the name of the undersigned, to vote all shares of Common Stock of the Company that have been allocated to the account of the undersigned under the AGL 401(k) Plan or the Nicor 401(k) Plan, as applicable, at the 2015 Annual Meeting of Shareholders of the Company, to held on Tuesday, April 28, 2015, and at any and all adjournments or postponements thereof, as indicated on the reverse side of this card. Under the terms of the AGL 401(k) Plan and the Nicor 401(k) Plan, only the Trustee of the plan can vote the shares allocated to the accounts of the participants, even if such participants or their beneficiaries attend the Annual Meeting in person.

Receipt of the Notice of the Annual Meeting, the accompanying Proxy Statement and the 2014 Annual Report to Shareholders is hereby acknowledged.

PLEASE VOTE, DATE AND SIGN ON REVERSE AND RETURN PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

Your telephone or Internet vote authorizes the proxies to vote the shares in the same manner as if you marked, signed and returned your proxy card.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)
See reverse for voting instructions.